Exhibit 10.23

Second Amendment To
Amended and Restated Credit Agreement
This Second Amendment to Amended and Restated Credit Agreement (herein, the “Amendment”), dated as of November 14, 2016 among FCStone Merchant Services, LLC, a Delaware limited liability company (the “Borrower”), INTL FCStone Inc., a Delaware corporation (the “Guarantor”), the financial institutions party hereto, as Lenders, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent for the Lenders (the “Administrative Agent”).
Preliminary Statements
A.    The Borrower, the Guarantor, the Lenders and the Administrative Agent entered into an Amended and Restated Credit Agreement dated as of March 15, 2016, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.    The Borrower has requested that the Lenders make certain amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendment.
Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended to incorporate the changes reflected on Exhibit A hereto.

Section 2.	Conditions Precedent.
The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
2.1.    Receipt by the Administrative Agent this Amendment duly executed by the Borrower, the Guarantors, and the Lenders;
2.2    if requested by any Lender, receipt by the Administrative Agent of Notes for such Lender duly executed by the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.8 of the Credit Agreement;
2.3.    receipt by the Administrative Agent of an amendment to the Security Agreement duly executed by the Borrower, together with one or more amendments to the UCC financing statements filed against the Borrower, as debtor, in favor of the Administrative Agent, as secured party;
2.4.    receipt by the Administrative Agent of resolutions of the Borrower’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, together with specimen signatures of the persons authorized to execute such documents on the behalf, all certified in each instance by its Secretary or Assistant Secretary;
2.5.    receipt by the Administrative Agent of copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;
2.6.    receipt by the Administrative Agent of financing statement, tax, and judgment lien search results against the Property of the Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by the Credit Agreement;
2.7.    receipt by the Administrative Agent of the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance satisfactory to the Administrative Agent;
2.8.    no material adverse change in the business, condition (financial or otherwise), operations, performance, or Properties of the Borrower or any Guarantor shall have occurred since September 30, 2016;
2.9.    receipt by the Administrative Agent of a subordination agreement duly executed by the Guarantor, in form and substance satisfactory to the Administrative Agent; and
2.10.    receipt by the Administrative Agent of such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Section 3.	Representations.
3.1.    In order to induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower and the Guarantor hereby represents to the Administrative Agent and to the Lenders that as of the date hereof (a)  the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except to the extent that such representations and warranties relate to an earlier date) and (b) they are in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.
3.2.    Since March 15, 2016, there has been no amendment, modification, supplement or restatement to the organizational documents (e.g., charter, certificate or articles of incorporation and by‑laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower and Holdings, and such organizational documents are in full force and effect as of the date hereof.
3.2.    The resolutions adopted by the Board of Director of Holdings by unanimous written consent effective as of February 8, 2016 in connection with the Credit Agreement has not been amended, modified, supplemented or revoked, and such consent remains in full force and effect on the date hereof.
Section 4.    Miscellaneous.
4.1.    Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement, as amended by this Amendment.
4.2.    The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.
4.3.    The Guarantor hereby agrees and confirms that its guaranty set forth in Section 11 of the Credit Agreement, and all obligations of the Guarantor thereunder, remains in full force and effect.
4.4.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.
[Signature Page to Follow]

This Amendment to Credit Agreement is entered into as of the date and year first above written.
“Borrower”
FCStone Merchant Services, LLC

By	: /s/ BRENT GRECIAN
Name     BRENT GRECIAN
Title     PRESIDENT

FCStone Merchant Services, LLC

By	: /s/ WILLIAM J. DUNAWAY
Name     WILLIAM J. DUNAWAY
Title     TREASURER

“Guarantor”
INTL FCStone, Inc.

By	: /s/ SEAN O'CONNOR
Name     SEAN O'CONNOR
Title     CEO

By	: /s/ BRUCE FIELDS
Name     BRUCE FIELDS
Title     GROUP TREASURER

Accepted and agreed to.
Bank of Montreal, Chicago Branch, as Administrative Agent, L/C Issuer and a Lender

By	: /s/ NICHOLAS BUCKINGHAM
Name     NICHOLAS BUCKINGHAM
Title     VICE PRESIDENT

CoBank, ACB, as a Lender

By	: /s/ BERT D. JOHNSON
Name     BERT D. JOHNSON
Title     VICE PRESIDENT

The Huntington National Bank, as a Lender

By	: /s/ JOHN WEATHERS
Name     JOHN WEATHERS
Title     SENIOR VICE PRESIDENT

Amended and Restated
Credit Agreement
Dated as of March 15, 2016,
among
FCStone Merchant Services, LLC,
The Guarantors from time to time parties hereto,
the Lenders from time to time parties hereto,
and
Bank of Montreal,
as Administrative Agent

BMO Capital Markets, as Sole Lead Arranger and Sole Book Runner

Table of Contents
Section    Heading    Page

Section 1.	The Credit Facilities 1

Section 1.1.	Commitments 1

Section 1.2.	Applicable Interest Rates 5

Section 1.3.	Minimum Borrowing Amounts; Maximum Eurodollar Loans 7

Section 1.4.	Manner of Borrowing Loans and Designating Applicable Interest Rates 7

Section 1.5.	Maturity of Loans 9

Section 1.6.	Prepayments 9

Section 1.7.	Default Rate 10

Section 1.8.	Evidence of Indebtedness 11

Section 1.9.	Funding Indemnity 11

Section 1.10.	Commitment Terminations 12

Section 1.11.	Substitution of Lenders 12

Section 1.12.	Defaulting Lenders 13

Section 1.13.	Cash Collateral for Fronting Exposure 15

Section 2.	Fees 16

Section 2.1.	Fees 16

Section 3.	Place and Application of Payments 17

Section 3.1.	Place and Application of Payments 17

Section 3.2.	Account Debit 19

Section 4.	Guaranties and Collateral 19

Section 4.1.	Guaranties 19

Section 4.2.	Collateral 19

Section 4.3.	Further Assurances 19

Section 5.	Definitions; Interpretation 20

Section 5.1.	Definitions 20

Section 5.2.	Interpretation 45

Section 5.3.	Change in Accounting Principles 45

Section 6.	Representations and Warranties 46

Section 6.1.	Organization and Qualification 46

Section 6.2.	Holdings and Borrower Subsidiaries 46

Section 6.3.	Authority and Validity of Obligations 46

Section 6.4.	Use of Proceeds; Margin Stock 47

Section 6.5.	Financial Reports 47

Section 6.6.	No Material Adverse Change 48

Section 6.7.	Full Disclosure 48

Section 6.8.	Trademarks, Franchises, and Licenses 48

Section 6.9.	Governmental Authority and Licensing 48

Section 6.10.	Good Title 49

Section 6.11.	Litigation and Other Controversies 49

Section 6.12.	Taxes 49

Section 6.13.	Approvals 49

Section 6.14.	Affiliate Transactions 49

Section 6.15.	Investment Company 50

Section 6.16.	ERISA 50

Section 6.17.	Compliance with Laws 50

Section 6.18.	Anti-Corruption Laws and Sanctions 50

Section 6.19.	Other Agreements 50

Section 6.20.	Solvency 50

Section 6.21.	No Default 51

Section 6.22.	No Broker Fees 51

Section 6.23.	Material Contracts 51

Section 7.	Conditions Precedent 51

Section 7.1.	All Credit Events 51

Section 7.2.	Conditions to the Effectiveness of this Agreement 52

Section 8.	Covenants 54

Section 8.1.	Maintenance of Business 54

Section 8.2.	Maintenance of Properties 54

Section 8.3.	Taxes and Assessments 54

Section 8.4.	Insurance 54

Section 8.5.	Financial Reports 55

Section 8.6.	Inspection 57

Section 8.7.	Borrowings and Guaranties 57

Section 8.8.	Liens 59

Section 8.9.	Investments, Acquisitions, Loans and Advances 60

Section 8.10.	Mergers, Consolidations and Sales 61

Section 8.11.	Maintenance of Borrower Subsidiaries 62

Section 8.12.	Dividends and Certain Other Restricted Payments 62

Section 8.13.	ERISA 62

Section 8.14.	Compliance with Laws 63

Section 8.15.	Burdensome Contracts with Affiliates 63

Section 8.16.	No Changes in Fiscal Year 63

Section 8.17.	Formation of Borrower Subsidiaries 63

Section 8.18.	Change in the Nature of Business 63

Section 8.19.	Use of Proceeds 63

Section 8.20.	No Restrictions 64

Section 8.21.	Performance of Duties; Amendment of Material Contracts 64

Section 8.22.	Tangible Net Worth 64

Section 8.23.	Compliance with Sanctions 64

Section 8.24.	Deposit Accounts 65

Section 8.25.	Material Contracts 65

Section 8.26.	Most favored Lenders 65

Section 9.	Events of Default and Remedies 66

Section 9.1.	Events of Default 66

Section 9.2.	Non‑Bankruptcy Defaults 68

Section 9.3.	Bankruptcy Defaults 68

Section 9.4.	Collateral for Undrawn Letters of Credit 69

Section 9.4.	Notice of Default 70

Section 10.	Change in Circumstances 70

Section 10.1.	Change of Law 70

Section 10.2.	Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR 71

Section 10.3.	Increased Cost and Reduced Return 71

Section 10.4.	Lending Offices 72

Section 10.5.	Discretion of Lender as to Manner of Funding 73

Section 11.	The Administrative Agent 73

Section 11.1.	Appointment and Authorization of Administrative Agent 73

Section 11.2.	Administrative Agent and its Affiliates 73

Section 11.3.	Action by Administrative Agent 73

Section 11.4.	Consultation with Experts 74

Section 11.5.	Liability of Administrative Agent; Credit Decision 74

Section 11.6.	Indemnity 75

Section 11.7.	Resignation of Administrative Agent and Successor Administrative Agent 75

Section 11.8.	Hedging Liability; Funds Transfer and Deposit Account Liability Arrangements 76

Section 11.9.	Designation of Additional Agents 76

Section 11.10.	Authorization to Release or Subordinate or Limit Liens 76

Section 11.11.	Authorization to Enter into, and Enforcement of, the Collateral Documents 77

Section 11.12.	Authorization of Administrative Agent to File Proofs of Claim 77

Section 11.13.	L/C Issuer. 78

Section 12.	The Guarantees 78

Section 12.1.	The Guarantees 78

Section 12.2.	Guarantee Unconditional 79

Section 12.3.	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances 80

Section 12.4.	Subrogation 80

Section 12.5.	Subordination 81

Section 12.6.	Waivers 81

Section 12.7.	Limit on Recovery 81

Section 12.8.	Stay of Acceleration 81

Section 12.9.	Benefit to Guarantors 81

Section 12.10.	Keepwell 81

Section 13.	Miscellaneous 82

Section 12.1.	Withholding Taxes 82

Section 13.2.	No Waiver, Cumulative Remedies 86

Section 13.3.	Non‑Business Days 86

Section 13.4.	Intentionally Omitted 86

Section 13.5.	Survival of Representations 86

Section 13.6.	Survival of Indemnities 86

Section 13.7.	Sharing of Set‑Off 86

Section 13.8.	Notices 87

Section 13.9.	Counterparts, Integration; Effectiveness. 88

Section 13.10.	Successors and Assigns 88

Section 12.11.	Participants 88

Section 13.12.	Assignments 89

Section 13.13.	Amendments 91

Section 13.14.	Headings 92

Section 13.15.	Costs and Expenses; Indemnification 92

Section 13.16.	Set‑off 93

Section 13.17.	Entire Agreement 93

Section 13.18.	Governing Law 94

Section 13.19.	Severability of Provisions 94

Section 13.20.	Excess Interest 94

Section 13.21.	Construction 94

Section 13.22.	Lender’s and L/C Issuer’s Obligations Several 95

Section 13.23.	Submission to Jurisdiction; Waiver of Jury Trial 95

Section 13.24.	USA Patriot Act 95

Section 13.25.	Confidentiality 95

Section 13.26.	Amendment and Restatement 96

Section 13.27.	Equalization of Loans 96
Signature Page    S‑1

Exhibit A    -    Notice of Borrowing
Exhibit B    -    Notice of Continuation/Conversion
Exhibit C-1    -    Revolving A Note
Exhibit C-2    -    Revolving B Note
Exhibit D    -    Compliance Certificate
Exhibit E    -    Additional Guarantor Supplement
Exhibit F    -    Assignment and Acceptance
Exhibit G    -    Borrowing Base Certificate
Schedule 5.1    -    Qualified Commodities
Schedule 6.2    -    Borrower Subsidiaries
Schedule 6.5    -    Financial Information

‑14‑

Amended and Restated
Credit Agreement
This Amended and Restated Credit Agreement is entered into as of March 15, 2016 by and among FCStone Merchant Services, LLC, a Delaware limited liability company (the “Borrower”), INTL FCStone

Inc., a Delaware corporation (“Holdings”), the Borrower Subsidiaries (as hereinafter defined), as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.
Preliminary Statement
The Borrower, the Guarantors, the Lenders and the Administrative Agent are currently party to that certain Credit Agreement dated as of August 10, 2012, as amended (the “Original Credit Agreement”). The Borrower hereby requests that certain amendments be made to the Original Credit Agreement and, for the sake of clarity and convenience, that the Original Credit Agreement be restated as so amended.
Now, Therefore, in consideration of the recital set forth above, which by this reference is incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the Borrower, the Guarantors, the Lenders and the Administrative Agent hereby agree that upon satisfaction or waiver of the conditions precedent to the initial Credit Event hereinafter set forth, the Original Credit Agreement and all of the Exhibits and Schedules thereto shall be amended and as so amended shall be restated in their entirety to read as follows:

Section 1.	The Credit Facilities.
Section 1.1.    Commitments.
(a)    Revolving A Loans. Subject to the terms and conditions hereof, each Revolving A Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving A Loan” and collectively for all ~~the~~such Lenders the “Revolving A Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving A Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Revolving A Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving A Commitments in effect at such time and (ii) the Borrowing Base (Revolving A) as then determined and computed. Each Borrowing of Revolving A Loans shall be made ratably by the Lenders in proportion to their respective Revolver A Percentages. As provided in Section 1.4(a) hereof, the Borrower may elect that each Borrowing of Revolving A Loans be either Base Rate Loans or Eurodollar Loans. Revolving A Loans may be repaid and the principal amount thereof reborrowed before the ~~Revolving Credit~~ Termination Date, subject to the terms and conditions hereof.
(b)    Revolving B Loans. Subject to the terms and conditions hereof, each Revolving B Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving B Loan” and collectively for all such Lenders the “Revolving B Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving B Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Revolving B Loans at any time outstanding shall not exceed the lesser of (i) the Revolving B Commitments in effect at such time and (ii) the Borrowing Base (Revolving B) as then determined and computed. Each Borrowing of Revolving B Loans shall be made ratably by the Lenders in proportion to their respective Revolver B Percentages. As provided in Section 1.4(a) hereof, the Borrower may elect that each Borrowing of Revolving B Loans be either Base Rate Loans or Eurodollar Loans. Revolving B Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof.
(c)    Letters of Credit. (i) General Terms. Subject to the terms and conditions hereof, as part of the ~~Credit~~Revolving A Commitment, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of Borrower in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender with a Revolving A Commitment shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver A Percentage of the amount of each drawing thereunder and, accordingly, Letters of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Revolver A Percentage of the L/C Obligations then outstanding.
(ii)    Applications. At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (A) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (B) except as otherwise provided herein or in Section 1.6 or Section 1.13 hereof, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (C) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, except as otherwise provided for in Section 1.4(c) hereof, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 360 days and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Administrative Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non‑renewal before the time necessary to prevent such automatic extension if before such required notice date: (A) the expiration date of such Letter of Credit if so extended would be after the Termination Date, (B) the Revolving A Commitments have been terminated, or (C) a Default or an Event of Default exists and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.1(~~b~~c).
(iii)    The Reimbursement Obligations. Subject to Section 1.1(~~b~~c)(ii) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 12:00 Noon (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois, or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(e) below.
(iv)    Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations as provided in subsection (iii) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer ; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(v)    The Participating Interests. Each Revolving A Lender (other than the Revolving A Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.1(~~b~~c)(iii) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a request from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such request is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such request is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver A Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (A) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (B) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver A Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver A Percentage thereof as a Revolving A Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.1(~~b~~c) shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set‑off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving A Commitment of any Revolving A Lender, and each payment by a Participating Lender under this Section 1.1(~~b~~c) shall be made without any offset, abatement, withholding or reduction whatsoever.
(vi)    Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.1(~~b~~c)(vi) and all other parts of this Section 1.1(~~b~~c) shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.
(vii)    Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice (or such longer period if required by the Administrative Agent) to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.
(viii)    Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (A) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “L/C Issuer ” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
Section 1.2.    Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a one‑month interest period as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage, provided that in no event shall the “LIBOR Quoted Rate” be less than 0.00%.
(b)    Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:
Adjusted LIBOR    =     LIBOR
1 ‑ Eurodollar Reserve Percentage
“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.
“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing, provided that in no event shall “LIBOR” be less than 0.00%.
“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.
(c)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
Section 1.3.    Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $200,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans outstanding hereunder at any one time.
Section 1.4.    Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.3 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to the Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
(b)    Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each applicable Lender of any notice from the Borrower received pursuant to Section 1.4(a) above and, if such notice requests the applicable Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.
(c)    Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.4(a) and such Borrowing is not prepaid in accordance with Section 1.6(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 1.4(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving ~~Credit~~A Commitment on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.
(d)    Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each applicable Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.
(e)    Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m.

(Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.9 hereof so that the Borrower will have no liability under such Section with respect to such payment.
Section 1.5.    Maturity of Loans. Each Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Termination Date.
Section 1.6.    Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $200,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.3 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.9 hereof.
(b)    Mandatory. (i) The Borrower shall, on each date the Revolving A Commitments are reduced pursuant to Section 1.10 hereof, prepay the Revolving A Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving A Loans and L/C Obligations then outstanding to the amount to which the Revolving A Commitments have been so reduced.
(ii)    The Borrower shall, on each date the Revolving B Commitments are reduced pursuant to Section 1.10 hereof, prepay the Revolving B Loans by the amount, if any, necessary to reduce the aggregate principal amount of Revolving B Loans then outstanding to the amount to which the Revolving B Commitments have been so reduced.
(iii)    If at any time the sum of the unpaid principal balance of the Revolving A Loans~~,~~ and the L/C Obligations then outstanding shall be in excess of the Borrowing Base (Revolving A) as then determined and computed (including, at the option of the Administrative Agent, daily computations of the Borrowing Base (Revolving A) based upon mark-to market value of Eligible Commodities and the Hedging Value of Hedging Agreements), the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Revolving A Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving A Loans until paid in full with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.
(~~iii~~iv)    If at any time the sum of the unpaid principal balance of the Revolving B Loans then outstanding shall be in excess of the Borrowing Base (Revolving B) as then determined and computed, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Revolving B Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment to be applied to the Revolving B Loans until paid in full.
(v)    Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.6(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.6(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.9 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4.
(c)    Any amount of Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.
Section 1.7.    Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, letter of credit fees and other amounts at a rate per annum equal to:
(a)    for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect; and
(b)    for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
(c)    for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.1(~~b~~c) with respect to such Reimbursement Obligation;
(d)    for any Letter of Credit, the sum of 2.0% plus the L/C Participation Fee due under Section 2.1(b) with respect to such Letter of Credit; and
(e)    for any other amount owing hereunder not covered by clauses (a) through (d) above, the sum of 2% plus the Applicable Margin plus the Base Rate from time to time in effect;
provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.8.    Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the form of Exhibit C ~~(~~-1 (in the case of its Revolving A Loan and referred to herein as a “Revolving A Note”) and C‑2 (in the case of its Revolving B Loan and referred to herein as a “Revolving B Note”; each promissory note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Commitment. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.
Section 1.9.    Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re‑employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:
(a)    any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,
(b)    any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 1.4(a) hereof,
(c)    any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or
(d)    any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined.
Section 1.10.    Commitment Terminations. (a) Optional Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 or such greater amount that is an integral multiple of $1,000,000 ~~and (ii~~with respect to the Revolving A Commitments, (ii) in an amount not less than $1,000,000 with respect to the Revolving B Commitments, and (iii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the (x) the Revolving A Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving A Loans and L/C Obligations then outstanding and (y) the Revolving B Commitments may not be reduced to any amount less than the amount of Revolving B Loans then outstanding. Any termination of the Revolving A Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each applicable Lender of any such termination of the Commitments.
(b)    Any termination of the Commitments pursuant to this Section 1.10 may not be reinstated.
Section 1.11.    Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.12;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 1.9 as if the Loans owing to it were prepaid rather than assigned) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 10.3 or payments required to be made pursuant to Section 13.1, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and

(v)    in the case of any assignment resulting from a Lender failing to consent to an amendment, waiver or consent, the applicable assignee shall have consented to the such amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section    1.12.    Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.7 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 1.13; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 1.13; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with their Percentages of the Commitments without giving effect to Section 1.12(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section

1.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 1.13.
(C)    With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non‑Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non‑Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non‑Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section 7.1 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Loans and interests in L/C Obligations of any Non‑Defaulting Lender to exceed such Non‑Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non‑Defaulting Lender as a result of such Non‑Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 1.13.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective

Percentages (without giving effect to Section 1.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 1.13.    Cash Collateral for Fronting Exposure At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 1.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 1.13 or Section 1.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 1.13(c) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 1.13, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.	Fees.
Section 2.1.    Fees. (a) Commitment ~~Fee~~Fees. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving A Lenders in accordance with their Revolving A Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving B Lenders in accordance with their Revolving B Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments. Such commitment ~~fee~~fees shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the applicable Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.
(b)    Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.1(~~b~~c), the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.25% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to 2.50% (computed on the basis of a year of 360 days and the actual number of days elapsed) of the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.
(c)    Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to in writing from time to time between the Administrative Agent and the Borrower.
(d)    Audit Fees. The Borrower shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than two (2) such audits per calendar year.

Section 3.	Place and Application of Payments.
Section 3.1.    Place ~~and Application~~ of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 3:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) or the L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set‑off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.
Section 3.2.    Application of Payments
(a)    Anything contained herein to the contrary notwithstanding (including, without limitation, Section ~~1.9~~1.6(b) hereof), all payments and collections received in ~~respect of~~connection with the Obligations relating to the Revolving B Loans and all proceeds of the Revolving B Collateral received, in each instance, by the Administrative Agent or any of the Revolving B Lenders after acceleration or the final maturity of the ~~Obligations~~Revolving B Loans or termination of the Revolving B Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:
(~~a~~i)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Revolving B Collateral, in protecting, preserving or enforcing rights under the Loan Documents with respect to the Revolving B Loans and Revolving B Collateral, and in any event including all costs and expenses of a character which the Borrower and the Guarantors have agreed to pay the Administrative Agent under Section 13.15 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
(~~b~~ii)    second, to the payment of any outstanding interest owing on the Revolving B Loans and fees due under the Loan Documents with respect to the Revolving B Loans to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(~~c~~iii)    third, to the payment of principal on the ~~Loans~~Revolving B Loans and Hedging Liability in connection with any Revolving B Loan, the aggregate amount paid to the Revolving B Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(iv)    fourth, to the payment of any outstanding interest and fees due under the Loan Documents (other than interest or fees in connection with the Revolving B Loans) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(v)    fifth, to the payment of principal on the Loans (other than Revolving B Loans), unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 (until the Administrative Agent is holding the Minimum Collateral Amount of the then outstanding amount of all such L/C Obligations), and Hedging Liability (other than Hedging Liability with respect to the Revolving B Loans), the aggregate amount paid to, or held as collateral security for, the Lenders and

L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(~~d)    fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and the Guarantors secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and~~vi)    sixth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and the Guarantors secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
(vii)    finally, to the Borrower or whoever else may be lawfully entitled thereto.
(b)    Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.6(b) hereof), all payments and collections received in respect of the Obligations (other than Obligations with respect to the Revolving B Loans) and all proceeds of the Collateral received (other than proceeds from the Revolving B Collateral), in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations (other than Obligations with respect to the Revolving B Loans) or termination of the Commitments (other than the Revolving B Commitments) as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:
(i)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral (other than the Revolving B Collateral), in protecting, preserving or enforcing rights under the Loan Documents (other than in respect of the Revolving B Obligations), and in any event including all costs and expenses of a character which the Borrower and the Guarantors have agreed to pay the Administrative Agent under Section 13.15 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
(ii)    second, to the payment of any outstanding interest and fees due under the Loan Documents (other than interest and fees in connection with the Revolving B Loans) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(iii)    third, to the payment of principal on the Loans (other than the Revolving B Loans), unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 (until the Administrative Agent is holding the Minimum Collateral Amount of the then outstanding amount of all such L/C Obligations), and Hedging Liability (other than Hedging Liability with respect to the Revolving B Loans), the aggregate amount paid to, or held as collateral security for, the Lenders (other than the Revolving B Lenders) and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(iv)    fourth, to the payment of any outstanding interest and fees due under the Loan Documents in connection with the Revolving B Loans to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(v)    fifth, to the payment of principal on the Revolving B Loans and Hedging Liability with respect to the Revolving B Loans, the aggregate amount paid to the Revolving B Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(vi)    sixth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and the Guarantors secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
(~~e~~vii)    finally, to the Borrower or whoever else may be lawfully entitled thereto.
Section ~~3.2.~~3.3.    Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

Section 4.	Guaranties and Collateral.
Section 4.1.    Guaranties. The payment and performance of the Secured Obligations ~~and Funds Transfer and Deposit Account Liability~~ shall at all times be guaranteed by Holdings and each direct and indirect Domestic Borrower Subsidiary pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each of Holdings and each such Borrower Subsidiary executing and delivering this Agreement as a Guarantor (including any Borrower Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 12 hereof) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).
Section 4.2.    Collateral. The Secured Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower in the following personal property: Receivables and all Letter of Credit Rights and insurance relating to such Receivables; Repurchase Agreements; documents of title with respect to any Qualified Commodity including, without limitation, warehouse receipts (both tangible and electronic); Hedging Accounts and Hedging Agreements; investment property~~;~~, Qualified Commodities; Revolving B Collateral, general intangibles relating to the foregoing; rights to merchandise and other goods which is represented by, arises from, or relates to any of the foregoing; supporting obligations and security interests relating to the foregoing; monies, personal property, and interests in personal property of the Borrower of any kind or description held by any Lender, and all dividends and distributions on or other rights in connection with any such property; supporting evidence and documents relating to any of the above‑described property; and accessions and additions to, and substitutions and replacements of, any and all of the foregoing, in each case whether now owned or hereafter acquired or arising, and all proceeds thereof. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations and the Funds Transfer and Deposit Account Liability, and shall be valid and perfected first priority Liens subject, however, to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from the Borrower in form and substance satisfactory to the Administrative Agent.

Section 4.3.    Further Assurances. The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Guarantor forms or acquires any other Domestic Borrower Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 and 4.2 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Domestic Borrower Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Domestic Borrower Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 5.	Definitions; Interpretation.
Section 5.1.    Definitions. The following terms when used herein shall have the following meanings:
“Account Debtor” means any Person obligated to make payment on any Receivable.
“Adjusted LIBOR” is defined in Section 1.2(b) hereof.
“Administrative Agent” means Bank of Montreal, Chicago Branch, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.
“Agreement to Pledge” means tangible negotiable document of title in the possession of the Borrower, copies of which are included in the Borrowing Notice attached hereto as Exhibit A, and the Borrower has agreed to deliver originals of such document of title with all necessary endorsements within one (1) Business Day of any Loan advance in reliance upon such document of title.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or the Borrower Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Margin” means (i) with respect to Base Rate Loans, zero percent (0.0%) (ii) with respect to Eurodollar Loans, two and one half of one percent (2.50%), and (iii) with respect to the commitment fees set forth in Section 2.1(a) hereof, one half of one percent (0.50%).
“Application” is defined in Section 1.1(~~b~~c)(ii) hereof.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Provider” means any Person that: (i) maintains secure electronic systems for the recording, holding and transferring of electronic warehouse receipts and other electronic documents and information regarding ownership, transfers and pledges of the same that are fully compliant with applicable law, the agreement pursuant to which the Administrative Agent maintains its account with such Person, and the Administrative Agent’s standards for electronic security of assets and information, in each case as determined by the Administrative Agent in its sole discretion from time to time; (ii) is an authorized “provider” of a “central filing system” for the maintenance of electronic warehouse receipts or other electronic documents in good standing with and in full compliance with all requirements of 7 C.F.R. Part 735, including all requirements applicable under the provider agreement between such Person and the US Farm Services Agency (or its designee under applicable regulations); (iii) has entered into an agreement allowing the Administrative Agent to hold an account for the crediting of electronic warehouse receipts or other electronic documents, and to participate in such central filing system on terms and conditions satisfactory to the Administrative Agent in its sole discretion, (iv) at all times maintain in full force and effect any and all necessary insurance, sureties and bonds required by applicable law or the agreement pursuant to which the Administrative Agent maintains its account with such Person, and (v) that is otherwise satisfactory to the Administrative Agent in its sole discretion.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.
“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.
“Base Rate” is defined in Section 1.2(a) hereof.
“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.2(a) hereof.
“Borrower” is defined in the introductory paragraph of this Agreement.
“Borrower Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.
“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.4 hereof.
“Borrowing Base (Revolving A)” means, as of any time it is to be determined, the sum of:
(a)     the lesser of:
(i)    95% of the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower all Eligible Commodities consisting of Eligible Tier I Commodities sold by the Sellers to the Borrower under Eligible Repurchase Agreements, minus the aggregate amount of the applicable Concentration Limit; and
(ii)    85% of the Market Value at such time of all Eligible Commodities consisting of Eligible Tier I Commodities purchased by the Borrower under the Eligible Repurchase Agreements referred to in clause (a)(i) above, plus
(b)     the lesser of:
(i)    90% of the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower all Eligible Commodities consisting of Eligible Tier II Commodities sold by the Sellers to the Borrower under the Eligible Repurchase Agreements, minus the applicable Concentration Limit, and
(ii)    80% of the Market Value at such time of all Eligible Commodities consisting of Eligible Tier II Commodities purchased by the Borrower under the Eligible Repurchase Agreements referred to in clause (b)(i) above; plus
(c)    the lesser of:
(i)    an amount equal to (A) 90% of the then outstanding unpaid amount of Eligible Receivables (Insured), plus (B) 80% of the then outstanding unpaid amount of Eligible Receivables (Uninsured); and
(ii)    $~~10,000,000,~~15,000,000, plus
(d)    90% of the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to Eligible Commodities; plus
(e)    90% of the sum of the Market Value at such time of all Eligible Commodities consisting of Eligible Tier I Commodities owned by the Borrower that are evidenced by documents of title that are subject to Hedging Agreements maintained in an Eligible Hedging Account; plus
(f)    80% of the sum of the Market Value at such time of all Eligible Commodities consisting of Eligible Tier II Commodities owned by the Borrower that are evidenced by documents of title that are subject to Hedging Agreements maintained in an Eligible Hedging Account; plus
(~~f~~g)    90% of OTC Commodity Contract Equity of the Borrower with respect to OTC Commodity Contracts for Qualified Commodities, if positive, or 100% of OTC Commodity Contract

Equity with respect to OTC Commodity Contracts for Qualified Commodities, if negative (in which case such amount shall operate as a deduction from the Borrowing Base); plus
(h)    65% of Forward Contract Equity, if positive, with respect to Qualified Commodities; minus Forward Contract Exclusions; plus
(i)     70% of the sum of the Market Value at such time of all Unhedged Eligible Commodities; minus
(~~k~~j)    Eligible Tier II Commodity Cap;
provided further, that (i) the Administrative Agent shall have the right upon five (5) Business Days’ notice to the Borrower to reduce the foregoing advance rates in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on a Borrowing Base Certificate furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.
“Borrowing Base (Revolving B)” means, as of any time it is to be determined, an amount equal to 70% of (i) Forward Contract Equity with respect to the Merchants Plus Program plus (ii) Merchants Plus Swap Contract Equity.
“Borrowing Base Certificate” means a certificate evidencing the Borrowing Base in the form of Exhibit G attached hereto or such other form acceptable to the Administrative Agent.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.
“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Administrative Agent or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Certified Merchant” means a Person that (a~~) is an elevator that is licensed and registered with the United States of America or any agency thereof or with the state where such Person elevator is located; (b~~) is located within a region set forth on Schedule 5.1(b) attached hereto; (~~c~~b) is not the subject of dissolution, liquidation, reorganization, receivership or bankruptcy proceedings or has not gone out of business; and (~~d~~c) satisfies the ~~requirement to qualify as a certified merchant~~procedures and requirements set forth in the Credit and Collection Policy (including the approved credit limits set forth therein) and is in compliance with ~~all~~ applicable “know your customer” and anti‑money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding capital stock or other equity interests of Holdings on a fully‑diluted basis, other than acquisitions of such interests by the Permitted Holders, (b) Holdings ceases to own, directly or indirectly, 100% of the Voting Stock of the Borrower, (c) Holdings fails to have the right to appoint a majority of the board of directors (or similar governing body) of the Borrower, (d) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of Holdings in excess of $10,000,000, shall occur, or (e) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of the Borrower or any Borrower Subsidiary in excess of $500,000, shall occur.
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.
“Collateral Account” is defined in Section 9.4 hereof.
“Collateral Documents” means the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, and the Funds Transfer and Deposit Account Liability or any part thereof.
“Commitment” means~~, as to any Lender, the obligation of such Lender to make Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal~~

~~or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 5.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate (i) $40,000,000 for the period commencing May 1, 2016 through and including September 30, 2016 and (ii) $65,000,000 for all other periods.~~ collectively the Revolving A Commitment and the Revolving B Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Concentration Limit” means, for any Seller at any date of determination,
(a) (i) with respect to the initial transaction under an Eligible Repurchase Agreement for Eligible Tier I Commodities, the aggregate amount by which the obligations (determined on a mark-to-market basis on such date of determination) of such Seller to repurchase Qualified Commodities pursuant to such Eligible Repurchase Agreement exceeds $~~30,000,000,~~37,000,000, and (ii) with respect to all Eligible Repurchase Agreements (including Eligible Repurchase Agreements set forth in clause (b) above), the aggregate amount by which the obligations (determined on a mark-to-market basis on such date of determination) of such Seller to repurchase Eligible Tier I Commodities pursuant to Eligible Repurchase Agreements exceeds $~~32,000,000.~~39,000,000.

(b) (i) with respect to the initial transaction under an Eligible Repurchase Agreement for Eligible Tier II Commodities, the aggregate amount by which the obligations (determined on a mark-to-market basis on such date of determination) of such Seller to repurchase Qualified Commodities pursuant to such Eligible Repurchase Agreement exceeds $~~5,000,000,~~8,000,000, and (ii) with respect to all Eligible Repurchase Agreements (including Eligible Repurchase Agreements set forth in clause (b) above), the aggregate amount by which the obligations (determined on a mark-to-market basis on such date of determination) of such Seller to repurchase Eligible Tier II Commodities pursuant to Eligible Repurchase Agreements exceeds $~~6,000,000.~~ 9,000,000.
For purpose hereof, the obligations of a Seller’s Subsidiaries and Affiliates shall also be included in determining the Concentration Limit for such Seller.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
“Credit” means the credit facility for making Loans and issuing Letters of Credit described in Section 1.1 hereof.
“Credit and Collection Policy” means the credit and collection policy of Holdings and its Subsidiaries dated as of February 18, 2015 heretofore delivered to the Administrative Agent, as such policy may hereafter be amended, modified or supplemented from time to time in accordance with this Agreement.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.
“Crop Year” means, with respect to any Qualified Commodity at any time, the time period (not to exceed twelve (12) consecutive months) from the planting of such Qualified Commodity to the time such Qualified Commodity is harvested.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Defaulting Lender” means, subject to Section 1.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.12(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).
“Domestic Borrower Subsidiary” means a Borrower Subsidiary that is not a Foreign Borrower Subsidiary.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the L/C Issuer as provided for in Section 13.12 hereof, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries (including Borrower Subsidiaries).
“Eligible Commodities” means any Qualified Commodity which:
(a)     is an asset of the Borrower to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;
(b)    (i) is covered by a negotiable tangible document of title (including a tangible warehouse receipt) in the Administrative Agent’s possession with all necessary endorsements, (ii) is an Eligible Electronic Warehouse Receipt, or (iii) is subject to an Agreement to Pledge or a Trust Receipt;
(d)    if such Qualified Commodity is subject to an Agreement to Pledge, then the Borrower shall have delivered an original tangible document of title with all necessary endorsements no later than one (1) Business Day after the Administrative Agent has advanced a Loan in reliance upon such Agreement to Pledge;
(e)    if such Qualified Commodity is subject to a Trust Receipt, then no more than 20 days have elapsed since the tangible warehouse receipts or such other document of title subject to such Trust Receipt was sent by the Administrative Agent; provided, that the market value of Qualified Commodities subject to Trust Receipts shall not exceed 25% of the market value of such Qualified Commodities;
(f)    is delivered to the Borrower pursuant to an Eligible Repurchase Agreement or is owned by the Borrower free and clear of any Liens or other adverse interests;
(g)    is subject to a Hedging Agreement in an equal amount to such Qualified Commodity and such Hedging Agreement is maintained in an Eligible Hedging Account; and
(h)    is not otherwise deemed to be ineligible in the reasonable judgment of the Administrative Agent (it being acknowledged and agreed that with five (5) Business Days prior written notice to the Borrower or any Subsidiary any such commodity may be deemed ineligible by the Administrative Agent acting in its reasonable judgment).
“Eligible Electronic Warehouse Receipt” means either (a) a warehouse receipt that satisfies all of the following conditions: (i) is an “electronic warehouse receipt” within the meaning of 7 C.F.R. Sec. 735.3, (ii) is issued and maintained through an Approved Provider at which Administrative Agent maintains an account for delivery of electronic warehouse receipts, and (iii) has been credited to the Administrative Agent's account and Administrative Agent has the right to cause a further transfer of such electronic warehouse receipt within the central filing system of the Approved Provider without further action or consent by the Borrower and (b) any other electronic document of title provided by an Approved Provider that has been approved by the Administrative Agent.
“Eligible Hedging Account” means a Hedging Account which:
(a)        is an asset of the Borrower or Seller to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens;
(b)        is maintained with an intermediary (as defined in the UCC) that is acceptable to the Administrative Agent in its sole discretion, it being understood that the Administrative Agent may, at any time and for any reason, require that such Hedging Account be moved from one intermediary to another intermediary that is acceptable to the Administrative Agent in its sole discretion;
(c)        is subject to an account control agreement among the Borrower or Seller (as applicable), the Administrative Agent and the intermediary satisfactory in form and substance to the Administrative Agent; and
(d)    is not otherwise deemed to be ineligible in the reasonable judgment of the Administrative Agent (it being acknowledged and agreed that with five (5) Business Days prior written notice any such commodity account of the Borrower may be deemed ineligible by the Administrative Agent acting in its reasonable judgment).
“Eligible OTC Counterparty” means, with respect to any OTC Commodity Contract, (i) INTL FCStone Markets, LLC, (ii) a Person that is a Lender or an Affiliate of a Lender, or (iii) a Person that has a minimum rating from a nationally recognized credit agency of BBB+ that is acceptable to the Administrative Agent.
“Eligible Receivable” means any Receivable of the Borrower that:
(a)    (i) arises out of the sale of ~~Qualified Commodities~~commodities and is not contingent upon the completion of any further performance by the Borrower or any other Person on its/their behalf, (ii) does not represent a pre‑billed Receivable or a progress billing or retainage amount, (iii) does not relate to the payment of interest, and (iv) is net of any deposits made by or for the account of the relevant Account Debtor;
(b)    is payable in U.S. Dollars or Canadian Dollars and the Account Debtor on such Receivable is located within the United States of America;
(c)    is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor (i) is not a Subsidiary or an Affiliate of the Borrower or any Guarantor, (ii) is not a shareholder, director, officer, or employee of the Borrower, any Guarantor or of any of their Subsidiaries, (iii) is not the United States of America or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state or local statute, as the case may be, is complied with to the satisfaction of the Administrative Agent, (iv) is not a debtor under any proceeding under any Debtor Relief Law, (v) is not an assignor for the benefit of creditors, or (vi) has not sold all or substantially all of its assets or has otherwise ceased its operations;
(d)    is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Administrative Agent;
(e)    is an asset of the Borrower to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Administrative Agent free and clear of any other Liens (other than Liens permitted by Section 8.8(a) or (b) arising by operation of law which are subordinate to the Liens in favor of the Administrative Agent);
(f)    is not subject to any counterclaim or defense asserted by the Account Debtor or subject to any offset or contra account payable to the Account Debtor (unless the amount of such Receivable is net of such contra account established to the reasonable satisfaction of the Administrative Agent);
(g)    no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose;
(h)    it is evidenced by an invoice to the Account Debtor dated not more than five (5) Business Days subsequent to the shipment date of the relevant inventory or completion of performance of the relevant services and is issued on ordinary trade terms requiring payment within 30 days of invoice date, and has not been invoiced more than once;
(i)    is not unpaid more than sixty (60) days after the original due date, and which has not been written off the books of the Borrower of such Guarantor or otherwise designated as uncollectible;
(j)    would not cause the total Receivables owing from any one Account Debtor and its Affiliates to exceed $~~1,500,000~~2,300,000 or, $3,500,000 if such Receivables constitute Eligible Receivables (Insured); provided, that only the amounts in excess of $~~1,500,000~~2,300,000 or $3,500,000 (as applicable) shall be deemed ineligible under this clause (j);
(k)    is not owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Receivable, unless the Borrower has filed such report or qualified to do business in such jurisdiction;
(l)    complies in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(m)    all representations and warranties set forth in this Agreement and the Collateral Documents are true and correct with respect thereto;
(n)    does not arise from a sale on a bill‑and‑hold, guaranteed sale, sale‑or‑return, sale‑on‑approval, consignment, or any other repurchase or return basis; ~~and~~
(o)    is not a Factored Receivable; and
(p)    is not otherwise deemed to be ineligible in the sole judgment of the Administrative Agent (it being acknowledged and agreed that with five (5) Business Days prior written notice any

Receivable of the Borrower may be deemed ineligible by the Administrative Agent acting in its sole judgment).
“Eligible Receivable (Insured)” means all Eligible Receivables (i) where the Account Debtor has a long‑term rating of BBB or better by Standard & Poor’s Ratings Services Group, a division of The McGraw‑Hill Companies, Inc., Baa or better by Moody’s Investors Service, Inc., or BBB or better by Fitch, Inc. (provided that if more than one long‑term rating applies to such security, then the lowest rating shall apply), or (ii) that are secured by an insurance policy in an amount and on such terms, and issued by an insurer, satisfactory to the Administrative Agent in its discretion which has been assigned or transferred to the Administrative Agent in a manner acceptable to the Administrative Agent.
“Eligible Receivable (Uninsured)” means all Eligible Receivables that do not qualify as Eligible Receivables (Insured).
“Eligible Repurchase Agreement” means any Repurchase Agreement which:
(a)     is the valid, binding and legally enforceable obligation of the Borrower and the Seller and such Seller is not (i) a Subsidiary or an Affiliate of the Borrower, (ii) a shareholder, director, officer or employee of Holdings, the Borrower or any Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state or local statute, as the case may be, is complied with to the satisfaction of the Administrative Agent, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;
(b)    provides that the Seller must repurchase the commodities within a determined amount of time in accordance with such Repurchase Agreement;
(c)    no default or event of default exists under such Repurchase Agreement and the representations and warranties made therein by the Borrower and the Seller are true and correct in all material respects;
(d)    the Borrower has full and unqualified right to assign and grant a Lien in such Repurchase Agreement to the Administrative Agent for the benefit of the Lenders;
(e)    is not subject to any dispute, setoff, counterclaim, deductions or other claims or defense with respect thereto by the Seller;
(f)    is not due from an Seller located in a state in which Borrower is not able to bring suit or otherwise enforce its remedies against an Seller through judicial process;
(g)     is in compliance in all respects with the requirements of the Credit and Collection Policy; and
(h)    is not otherwise deemed to be ineligible in the reasonable judgment of the Administrative Agent (it being acknowledged and agreed that with five (5) Business Days prior written notice to the Borrower or any Subsidiary any such commodity may be deemed ineligible by the Administrative Agent acting in its reasonable judgment).

“Eligible Tier I Commodities” means those Qualified Commodities set forth on Schedule 5.1(a) attached hereto under the heading “Eligible Tier I Commodity” as such schedule may be updated from time to time with the consent of the Lenders.
“Eligible Tier II Commodities” means those Qualified Commodities set forth on Schedule 5.1(a) attached hereto under the heading “Eligible Tier II Commodity” as such schedule may be updated from time to time with the consent of the Lenders.
“Eligible Tier II Commodity Cap” means, with respect to each Eligible Tier II Commodity at any time the same is to be determined:
(i)    if the amount set forth in clause (b)(i) of the Borrowing Base is less than the amount set forth in clause (b)(ii), then an amount by which (a) the sum of (1) 90% of the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower such Eligible Tier II Commodity sold by the Sellers to the Borrower under the Eligible Repurchase Agreements, minus the Concentration Limit applicable to such Eligible Tier II Commodity, plus (2) 80% of the Market Value of such Eligible Tier II Commodity owned by the Borrower that is evidenced by documents of title subject to Hedging Agreements maintained in an Eligible Hedging Account exceeds (b) $~~15,000,000.~~20,000,000.
(ii)    if the amount set forth in clause (b)(ii) of the Borrowing Base is less than the amount set forth in clause (b)(i), then an amount by which (a) sum of (1) 80% of the Market Value of such Eligible Tier II Commodity purchased by the Borrower under the Eligible Repurchase Agreements referred to in clause (b)(i) of the Borrowing Base, plus (2) 80% of the Market Value of such Eligible Tier II Commodity owned by the Borrower that is evidenced by documents of title subject to Hedging Agreements maintained in an Eligible Hedging Account, exceeds (B) $~~15,000,000.~~20,000,000.
“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any hazardous material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.2(b) hereof.
“Eurodollar Reserve Percentage” is defined in Section 1.2(b) hereof.
“Event of Default” means any event or condition identified as such in Section 9.1 hereof.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 1.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 1.2(a) hereof.
“Foreign Borrower Subsidiary” means each Borrower Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Forward Contract” means (i) with respect to the Merchants Plus Program, a forward contract between Borrower and a seller of physical commodities who commits to sell a predetermined quantity of the commodity to be delivered to Borrower by a certain date, and a sale contract between Borrower and a different party who is a buyer of the commodity, and (ii) with respect to Qualified Commodities, any contract between the Borrower and one or more other Certified Merchants whereby the Borrower agrees to purchase Qualified Commodities from such Certified Merchants in a fixed price forward basis or no basis established contract on a specific date in the future, which will be delivered at a future date and later repurchased by the Certified Merchants.
“Forward Contract Equity” means, as of any date of determination and with respect to any Forward Contract, the difference between (a) the market value on a delivery date for the Qualified Commodities under such Forward Contract if entered into as of such date of determination, and (b) the price payable on the same delivery date for such Qualified Commodities under such Forward Contract outstanding as of such date of determination (or such difference, in the aggregate, measured on such other basis as may be reasonably determined from time to time by the Administrative Agent); provided, however, that the value of any outstanding Forward Contract shall be excluded from “Forward Contract Equity” to the extent that such outstanding Forward Contract (i) is not a validly‑executed contract that is in full force and effect; (ii) is a contract pursuant to which delivery is to be made after the current Crop Year; (iii) is subject to any condition (other than the passage of time and tender of payment or goods) or dispute or with respect to which a known claim of offset or a contra account, or a defense or counterclaim, has been asserted by the Certified Merchant; (iv) is not subject to a duly perfected first priority Lien in favor of the Administrative Agent or is subject to any Lien; (v) is a contract that has been rolled, for a period of thirty (30) days or more, restructured, extended, amended or modified as a result of the inability of any party thereto (including the Borrower) to perform thereunder or (vi) has a negative value from the Borrower’s perspective.
“Forward Contract Exclusion” means the following amounts shall be excluded in determining Forward Contract Equity: (i) the amount by which any advance from the Borrower to a Certified Merchant exceeds $~~5,000,000,~~7,500,000, (ii) the aggregate amount by which Forward Contract Equity exceeds $~~10,000,000,~~15,000,000, and (iii) the amount by which all advances from the Borrower to Certified Merchants in a single region set forth on Schedule 5.1(b) attached hereto exceeds $~~5,000,000.~~10,000,000.
“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Guarantor by any of such Lenders or their Affiliates.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.
“Hedging Account” means ~~a~~any commodity account, deposit account or securities account (as such terms are defined in the UCC) ~~maintained by~~of the Borrower~~, a Certified Merchant or a Seller with an intermediary~~.
“Hedging Agreements” means any arrangement entered into by the Borrower or a Seller with a counterparty to protect against fluctuations in raw materials values or commodity prices (including without limitation a commodity swap transaction, commodity collar transaction, commodity floor transaction, commodity cap transaction, commodity purchase transaction or commodity option transaction, or any combination of the foregoing (including any options to enter into the foregoing)) that permits financial (rather than physical) settlement of such arrangement.
“Hedging Liability” means the liability of the Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders in respect of any Hedging Agreement of the type permitted under Section 8.7(c) as the Borrower or such Guarantor may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor); provided, however, that, with respect to any Guarantor, Hedging Liability Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.
“Hedging Value” means, at any time the same is to be determined, the aggregate mark-to-market value of all Hedging Agreements as determined in accordance with the terms and conditions set forth in such Hedging Agreements after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, in each case determined without the addition of any asset value with respect thereto. For purposes hereof and as of any date of determination, the Hedging Value of Borrower’s Hedging Agreements for canola shall only include Hedging Agreements for the next two delivery months from the date of such determination.
“Holdings” is defined in the introductory paragraph hereof.
“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.
“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the Termination Date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last day of every calendar month and on the Termination Date.
“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending in the case of Eurodollar Loans, 2 weeks or 1, 2, 3, or 6 months thereafter, provided, however, that:
(i)    no Interest Period shall extend beyond the final maturity date of the relevant Loans;
(ii)    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
(iii)    for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
“INTL BOA Facility” means that certain Credit Agreement, dated as of October 1, 2010, among Holdings and INTL Global Currencies Limited, as Borrowers, the Guarantors (as defined therein), the Lenders (as defined therein) and Bank of America, N.A., as Administrative Agent, as the same may be amended from time to time.
“L/C Issuer” means Bank of Montreal, Chicago Branch, in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.1(~~b~~c)(viii) hereof.
“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.
“L/C Participation Fee” is defined in Section 2.1(b) hereof.
“L/C Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.
“Legal Requirement” means any treaty, convention, statute, law, common law, rule regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.
“Lenders” means and includes Bank of Montreal, Chicago Branch and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof.
“Lending Office” is defined in Section 10.4 hereof.
“Letter of Credit” is defined in Section 1.1(~~b~~c) hereof.
“LIBOR” is defined in Section 1.2(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Loan” ~~is defined in Section 1.1 hereof and, as so defined, includes~~means any Revolving A Loan or Revolving B Loan, whether outstanding as a Base Rate Loan or ~~a~~ Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.
“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.
“Management Fees” means all fees, charges and other amounts (including without limitation salaries and any other compensation such as bonuses, pensions and profit sharing payments) due and to become due to Holdings or any of its Affiliates in consideration for, directly or indirectly, management, consulting or similar services.
“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower or of Holdings, the Borrower and the Borrower Subsidiaries taken as a whole, (b) a material impairment of the ability of Holdings, the Borrower or any Borrower Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Holdings, the Borrower or any Borrower Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.
“Material Contract” means each Hedging Agreement, Repurchase Agreement and any other agreement entered into by the Borrower with respect or in connection with the foregoing, in each case that is included in determining eligibility requirements for purposes of the Borrowing Base.
“Merchants Plus Program” ~~means a program where farms commit to sell a predetermined quantity of grain to a grain elevator at a price to be determined by the Borrower. The farmer is required to commit the quantity of grain to the program by a set cut-off date. Once the cut-off date is reached, Borrower manages the aggregate quantity of grain in the program and attempts to maximize the value of the grain during a timeframe referred to as the pricing period. The Borrower is permitted to utilize a pricing strategy that it determines appropriate. At the end of the pricing period, the value of the grain is set and the farmer is committed to deliver the grain to the local elevator at the set value.~~refers to a program utilizing either (i) Merchants Plus Swap Contract; or (ii) a Forward Contract. Each Merchants Plus Program will have a defined pricing period, over which Borrower will enter into exchange traded futures and options, and OTC swaps and options, collectively “trades”, in an effort to achieve the pricing goals of the program strategy. Price adjustments will be made to the purchase price through reference to gains or losses recognized on these trades. The final price of the committed quantity of the commodity is established at the end of this period. Pricing based upon any trade is based upon the same or a highly correlated commodity as that which will be physically delivered and correlates in terms of volume.
“Merchants Plus Swap Contract” means one or more swap transactions entered into between the Borrower and an unaffiliated counterparty that is a qualified eligible contract participant.
“Merchants Plus Swap Contract Equity” means, as of any date of determination and with respect to any Merchants Plus Swap Contract, the difference between (a) the floating price payable by counterparty under such Merchants Plus Swap Contract if settled on such date of determination, and (b) the Merchants Plus Program price payable by Borrower on the same settlement date under such Merchants Plus Swap Contract outstanding as of such date of determination (or such difference, in the aggregate, measured on such other basis as may be reasonably determined from time to time by the Borrower); provided, however, that the value of any outstanding Merchants Plus Swap Contract shall be excluded from “Merchants Plus Swap Contract Equity” to the extent that such outstanding Merchants Plus Swap Contract (i) is not a validly‑executed contract that is in full force and effect; (ii) is a contract pursuant to which settlement is to be made after the current Crop Year; (iii) is subject to any condition (other than the passage of time and tender of payment or goods) or dispute or with respect to which a known claim of offset or a contra account, or a defense or counterclaim, has been asserted by the counterparty; (iv) is subject to any Lien other than a Lien in favor of the Administrative Agent; (v) is a contract that has been rolled, for a period of thirty (30) days or more, restructured, extended, amended or modified as a result of the inability of any party thereto (including the Borrower) to perform thereunder or (vi) has a negative value from the Borrower’s perspective.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion
“Moody’s” means Moody’s Investors Service, Inc.
“Non‑Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” and “Notes” each is defined in Section 1.8 hereof.
“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of the Guarantors arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Event” means the event specified in Section 8.23 hereof.
“OTC Commodity Contract” means any Hedge Agreement (excluding any exchange‑traded or exchange‑cleared contract) with respect to any Qualified Commodity to which the Borrower is a party.
“OTC Commodity Contract Equity” means, as of any date of determination, the net liquidation value (positive or negative) to the Borrower of all OTC Commodity Contracts to which the Borrower is a party, calculated on the basis of the most recently available account statements prepared by the counterparties thereto or such other basis as may be reasonably determined from time to time by the Administrative Agent (and, to the extent that such other basis would increase the amount thereof, consented to by the Lenders); provided, however, that the positive value of any OTC Commodity Contract that is in the money from the Borrower’s perspective shall be excluded from “OTC Commodity Contract Equity” to the extent that (a) such OTC Commodity Contract is (i) not a validly‑executed contract that is in full force and effect; (ii) subject to any condition (other than the passage of time, tender of payment or changes in prices or values with respect to the reference assets) or dispute or with respect which a known claim of offset or a contra account, or a defense or counterclaim, has been asserted by the counterparty with respect thereto; (iii) with a Person that is the subject of dissolution, liquidation, reorganization, receivership or bankruptcy proceedings or has gone out of business; (iv) with a Person (other than an Eligible OTC Counterparty) whose principal office is located outside the United States or with an Eligible OTC Counterparty who does not have an office within the United States; (v) the counterparty with respect thereto is not an Eligible OTC Counterparty; (vi) not subject to a duly perfected first priority Lien in favor of the Administrative Agent or is subject to any Liens (other than Liens in favor of the Administrative Agent) in favor of any Person other than the Administrative Agent; or (vii) a contract that has been rolled, restructured, extended, amended or modified as a result of the inability of any party thereto to perform thereunder or (b) the Eligible OTC Counterparty has not executed and delivered to the Administrative Agent such acknowledgments with respect to such OTC Commodity Contract which the Administrative Agent determines are necessary or desirable.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.14).
“Participating Interest” is defined in Section 1.1(~~b~~c)(v) hereof.
“Participating Lender” is defined in Section 1.1(~~b~~c)(v) hereof.
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
“Percentage” means~~, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Loans then outstanding.~~ for any Lender its Revolver A Percentage or Revolver B Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 11.6), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver A Percentage and Revolver B Percentage, and expressing such components on a single percentage basis.
“Permitted Holders” means (a) Leucadia National Corporation and (b) (i) Sean M. O’Connor, Scott J. Branch, John Radziwill or any of their respective spouses or lineal descendants; (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing; and (iii) any trust, the beneficiaries of which only include any of the foregoing or their respective spouses or lineal descendants.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
“Qualified Commodity” means any physical commodity of the type described on Schedule 5.1(a) attached hereto (as such schedule may be modified or supplemented in the Administrative Agent’s reasonable discretion) that is (or with respect to a physical commodity subject to a Forward Contract, will be upon delivery of such physical commodity) (a) either covered by a tangible document of title issued or negotiated to the Borrower or is an Eligible Electronic Warehouse Receipt; (b) on site and in storage within a storage facility operated by a Seller; and (c) fully insured against casualty loss while in storage with such Seller, and such Seller or the Borrower has delivered to the Administrative Agent an insurance certificate naming the Administrative Agent as lender’s loss payee with respect to such Qualified Commodity. The foregoing notwithstanding, if any physical commodity ~~consisting of canola or cotton~~ is not on site and in storage within a storage facility operated by such Seller, such physical commodity shall be a Qualified Commodity if such physical commodity is stored at a storage facility acceptable to the Administrative Agent (in its sole discretion), and the Borrower, ~~or~~ such Seller, or storage operator provides an insurance certificate to the Administrative Agent evidencing that such physical commodity is fully insured against casualty loss while in storage and naming the Administrative Agent as loss payee.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing, whether evidenced by accounts, instruments, chattel paper, or general intangibles.
“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any L/C Issuer, as applicable.
“Reimbursement Obligation” is defined in Section 1.1(~~b~~c)(iii) hereof.
“Repurchase Agreement” means a master commodities sale/repurchase agreement between the Borrower and a Seller, pursuant to which the Seller party thereto agrees to sell certain commodities to the Borrower and the Borrower agrees to purchase such commodities and then the Seller agrees to repurchase such commodities at a later date, together with all agreements, documents and instruments related thereto, as such agreements, documents and instruments may be amended from time to time in accordance with the Credit and Collection Policy and in accordance with this Agreement.
“Required Lenders” means, as of the date of determination thereof, (i) in the event there are two (2) Lenders, 100%, and (ii) in the event there are more than two (2) Lenders, Lenders whose outstanding Loans and Unused Commitments constitute more than 50% of the sum of the total outstanding Loans and Unused Commitments of the Lenders.
“Revolver A Percentage” means, for each Lender with a Revolving A Commitment, the percentage of the Revolving A Commitments represented by such Lender’s Revolving A Commitment or, if the Revolving A Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Revolving A Loans then outstanding.
“Revolver B Percentage” means, for each Lender with a Revolving B Commitment, the percentage of the Revolving B Commitments represented by such Lender’s Revolving B Commitment or, if the Revolving B Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Revolving B Loans then outstanding.
“Revolving A Commitment” means, as to any Lender, the obligation of such Lender to make Revolving A Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 5.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving A Commitments of the Lenders as of the Second Amendment Effective Date aggregate $95,000,000.
“Revolving A Lenders” means, collectively, all of the Lenders with a Revolving A Commitment.
“Revolving A Loan” is defined in Section 1.1(a) and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving A Loan hereunder.
“Revolving A Note” is defined in Section 1.8 hereof.
“Revolving B Collateral” means collectively (i) the Borrower’s instruments, documents, contracts and other agreements evidencing the Merchants Plus Program, (ii) the Borrower’s Forward Contracts with respect to the Merchants Plus Program, (iii) the Borrower’s Merchants Plus Swap Contracts, (iv) Hedging Accounts established in connection with the Merchants Plus Program as set forth on Schedule C to the Security Agreement (as such Schedule may be updated from time to time in accordance with the Security Agreement); and (v) all proceeds of the foregoing.
“Revolving B Commitment” means, as to any Lender, the obligation of such Lender to make Revolving B Loans in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 5.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving B Commitments of the Lenders as of the Second Amendment Effective Date aggregate $5,000,000.
“Revolving B Lenders” means, collectively, all of the Lenders with a Revolving B Commitment.
“Revolving B Loan” is defined in Section 1.1(b) and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving B Loan hereunder.
“Revolving B Note” is defined in Section 1.8 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw‑Hill Companies, Inc.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).
“Second Amendment” means that certain Second Amendment to Amended and Restated Credit Agreement dated as of November 14, 2016, by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.
“Second Amendment Effective Date” means that date upon which the Second Amendment becomes effective pursuant to its terms.
“Secured Obligations” means the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or any Guarantor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding); provided, however, that, with respect to any Guarantor, Secured Obligations Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.
“Security Agreement” means that certain Amended and Restated Security Agreement dated as of the date of this Agreement between the Borrower and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.
“Seller” means each Person obligated to repurchase commodities previously sold to the Borrower under such Repurchase Agreement.
“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Secured Obligations pursuant to subordination provisions approved in writing by the Administrative Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Administrative Agent.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tangible Net Worth” means, for any Person and at any time the same is to be determined, the excess of such Person’s assets over all its liabilities and reserves as determined in accordance with GAAP, but excluding as assets (i) goodwill and other intangible items and (ii) advances and loans to and investments in such Person’s Affiliates and Subsidiaries. For avoidance of doubt, the investments in and loans to the joint venture permitted by Section 8.9(j) hereof shall be excluded as assets for purposes of determining Tangible Net Worth.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means May 1, ~~2017,~~2018, or such earlier date on which the Commitments are terminated in whole pursuant to Section 1.10, 9.2 or 9.3 hereof.
“Total Adjusted Liabilities” means, at any time the same is to be determined, an amount equal to (i) the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a balance sheet of the Borrower determined in accordance with GAAP, less (ii) the aggregate principal amount of Subordinated Debt of the Borrower owing to Holdings, less (iii) the unrealized losses (determined on a netting basis) relating to the Borrower’s Hedging Agreements.
“Trust Receipt” means tangible negotiable documents of title covering Qualified Commodities delivered by the Administrative Agent to the Borrower or any other Person for the purpose of (a) the ultimate sale or exchange of such Qualified Commodity, or (b) the loading, unloading, storing, shipping, transshipping, manufacturing, or otherwise dealing with such Qualified Commodities in a manner preliminary to their sale or exchange.
“UCC” means Uniform Commercial Code of the State of Illinois as in effect from time to time.
“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
“Unhedged Eligible Commodities” means all Qualified Commodities owned by the Borrower that are (i) evidenced by a document of title and (ii) not subject to a Hedging Agreement but otherwise satisfy the requirements set forth in the defined term “Eligible Commodities”.
“Unused Commitments” means, at any time, (a) with respect to the Revolving A Commitments, the difference between the Revolving A Commitments then in effect and the aggregate outstanding principal amount of Revolving A Loans and L/C Obligations, and (b) with respect to the Revolving B Commitments, the difference between the Revolving B Commitments then in effect and the aggregate outstanding principal amount of Revolving B Loans.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (f) of Section 13.1.
“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
“Withholding Agent” means the Borrower, any Guarantor and the Administrative Agent.
“Wholly‑owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly‑owned Subsidiaries within the meaning of this definition.
Section 5.2.    Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.
Section 5.3.    Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Holdings, the Borrower and the Borrower Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 6.	Representations and Warranties.
The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
Section 6.1.    Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.
Section 6.2.    Holdings and Borrower Subsidiaries. Holdings and each Borrower Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies the Borrower and each Borrower Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Holdings, the Borrower and the Borrower Subsidiaries (for Holdings, solely with respect to the Borrower and Borrower Subsidiaries) and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of the Borrower and each Borrower Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by Holdings, the Borrower or the Borrower Subsidiaries are owned, beneficially and of record, by Holdings, the Borrower or the applicable Borrower Subsidiary free and clear of all Liens other than Liens permitted by Section 8.8 hereof. There are no outstanding commitments or other obligations of the Borrower or any Borrower Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Borrower Subsidiary.
Section 6.3.    Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Holdings and each Borrower Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person (if any), and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by Holdings, the Borrower and the Borrower Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Holdings, the Borrower and the Borrower Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Holdings, the Borrower or any Borrower Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Holdings, the Borrower or any Borrower Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by‑laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Holdings, the Borrower or any Borrower Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting Holdings, the Borrower or any Borrower Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of Holdings, the Borrower or any Borrower Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.
Section 6.4.    Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving A Loans (i) to finance traditional commodity financing arrangements or the Borrower’s purchase of Eligible Commodities from the Sellers who have agreed to sell Eligible Commodities to (and to later repurchase such Eligible Commodities from) the Borrower, (ii) to finance the Borrower’s purchase of Forward Contracts, (iii) to finance Eligible Accounts Receivable arising from the sale of Eligible Commodities, and (iv) for general working capital purposes; provided, that Borrower shall not use such proceeds to do any of the foregoing relating to Qualified Commodities consisting of metals if the use of such proceeds would cause the daily average amount of Revolving A Loans used to finance metals in the preceding 12 months to exceed 50% of daily average amount of Revolving A Loans during such period. The Borrower shall use the proceeds of the Revolving B Loans to finance Forward Contracts under the Merchant Plus Program and for general working capital purposes. None of Holdings, the Borrower or any Borrower Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Holdings, the Borrower and the Borrower Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.
Section 6.5.    Financial Reports. (i) The unaudited balance sheet of the Borrower as at September 30, 2015, and the related income statement of the Borrower for the fiscal year then ended, and the unaudited interim balance sheet of the Borrower as at June 30, 2015, and the related income statement of the Borrower and for the 9 months then ended, heretofore furnished to the Administrative Agent and the Lenders fairly present the financial condition of the Borrower as at said dates and the results of its operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (except that interim statements omit any footnotes to the information contained therein and do not reflect certain adjustments which would be reflected on the annual certified financial statements). Except as disclosed on Schedule 6.5 hereto, the Borrower has no contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

(ii)    The Annual Report on Form 10-K for the fiscal year ended September 30, 2015 has been prepared in accordance with GAAP on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year or period and fairly reflect the financial position of Holdings as of the dates thereof, and the results of operations for the periods covered thereby. Except as disclosed on Schedule 6.5 hereto, Holdings does not have contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.
Section 6.6.    No Material Adverse Change. Since September 30, 2015, there has been no change in the condition (financial or otherwise) or business prospects of Holdings, the Borrower or any Borrower Subsidiary except those occurring in the ordinary course of business or disclosed in the financial reports identified in Section 6.5(ii) hereof or another form of written disclosure to the Lenders prior to the date of this Agreement, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 6.7.    Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.
Section 6.8.    Trademarks, Franchises, and Licenses. Holdings, the Borrower and the Borrower Subsidiaries own, possess, or have the right to use all material patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.
Section 6.9.    Governmental Authority and Licensing. Holdings, the Borrower and the Borrower Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.
Section 6.10.    Good Title. Holdings, the Borrower and the Borrower Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Holdings, the Borrower and the Borrower Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.
Section 6.11.    Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against Holdings, the Borrower or any Borrower Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Items disclosed in the financial reports identified in Section 6.5(ii) and in Holdings’ Annual Report on Form 10-K for the fiscal year ended September 30, 2015 are not reasonably expected to have a Material Adverse Effect.

Section 6.12.    Taxes. All material tax returns required to be filed by Holdings, the Borrower or any Borrower Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon Holdings, the Borrower or any Borrower Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. Neither Holdings nor the Borrower knows of any proposed additional tax assessment against Holdings, the Borrower or the Borrower Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of Holdings, the Borrower and each Borrower Subsidiary have been made for all open years, and for its current fiscal period.
Section 6.13.    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Holdings, the Borrower or any Borrower Subsidiary of any Loan Document, except for (i) such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect and (ii) the filing of all financing statements, mortgages, and other documents necessary to perfect the Administrative Agent’s Lien in the Collateral.
Section 6.14.    Affiliate Transactions. None of Holdings, the Borrower or Borrower Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly‑owned Borrower Subsidiaries) on terms and conditions which are less favorable to Holdings, the Borrower or such Borrower Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
Section 6.15.    Investment Company. None of Holdings, the Borrower or any Borrower Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 6.16.    ERISA. Each of Holdings, the Borrower and each other member of its respective Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of Holdings, the Borrower or any Borrower Subsidiary has any contingent liabilities with respect to any post‑retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.
Section 6.17.    Compliance with Laws. Holdings, the Borrower and the Borrower Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non‑compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of Holdings, the Borrower or any Borrower Subsidiary has received written notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non‑compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
    Section 6.18.    Anti-Corruption Laws and Sanctions. None of (a) Holdings, the Borrower or any Borrower Subsidiary or, to the knowledge of Holdings or the Borrower, any of their respective directors, officers, employees or affiliates, or (b) to the knowledge of Holdings or the Borrower, any agent or representative of Holdings, the Borrower or any Borrower Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or currently the subject or target of any Sanctions. Holdings, the Borrower or any Borrower Subsidiary and, to the knowledge of Holdings or the Borrower, any of their respective directors, officers, employees or affiliates, are in compliance with all applicable (i) Anti-Corruption Laws in all material respects and (ii) Sanctions.
Section 6.19.    Other Agreements. None of Holdings, the Borrower or any Borrower Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.
Section 6.20.    Solvency. Holdings, Borrower and the Borrower Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.
Section 6.21.    No Default. No Default or Event of Default has occurred and is continuing.
Section 6.22.    No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.
Section 6.23.    Material Contracts.. Each of the Borrower and each Borrower Subsidiary has entered into and is performing its duties under each Material Contract in accordance with the Credit and Collection Policies.

Section 7.	Conditions Precedent.
Section 7.1.    All Credit Events. At the time of each Credit Event hereunder (including any Credit Event on the Closing Date):
(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;
(b)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
(c)    in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.4 hereof;
(d)    after giving effect to such Credit Event, the aggregate principal amount of all Loans and the L/C Obligations then outstanding does not exceed the lesser of (i) the Commitment and (ii)

the Borrowing Base, and the Borrower shall have delivered to the Administrative Agent a certificate in the form attached hereto as Exhibit A in evidence thereof;
(e)    ~~after giving effect to such Credit Event, the Borrower’s Tangible Net Worth shall be the greater of (i) $8,000,000 and (ii) 7.5% of the aggregate principal amount of all Loans outstanding; and~~prior to the initial Borrowing of a Revolving B Loan, the Revolving B Lenders shall have approved the form of the agreements relating to the Merchants Plus Program, which such form shall be in form and substance reasonably acceptable to the Revolving B Lenders; and
(f)    such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.
Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (~~f~~d), both inclusive, of this Section.
Section 7.2.    Conditions to the Effectiveness of this Agreement. This Agreement shall become effective upon satisfaction of the following conditions:
(a)    the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Guarantors, and the Lenders;
(b)    if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.8 hereof;
(c)    the Administrative Agent shall have received the Security Agreement duly executed by the Borrower, together with (i) UCC financing statements to be filed against the Borrower, as debtor, in favor of the Administrative Agent, as secured party and (ii) to the extent a Borrowing is requested on the Closing Date, (A) documents of title together with all necessary endorsements with respect to the Eligible Commodities, and (B) all commodity account control agreements for all Eligible Hedging Accounts;
(d)    the Administrative Agent shall have received evidence of insurance insuring the Eligible Commodities and naming the Administrative Agent as lender’s loss payee;
(e)    the Administrative Agent shall have received copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;
(f)    the Administrative Agent shall have received copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(g)    the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;
(h)    the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;
(i)    each Lender and L/C Issuer shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and the Guarantors, and the lack of material contingent liabilities of the Borrower and the Guarantors;
(j)    the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;
(k)    the Administrative Agent shall have received the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance satisfactory to the Administrative Agent;
(l)    to the extent not on file with the Administrative Agent, the Administrative Agent shall have received a fully executed Internal Revenue Service Form W‑9 for the Borrower and each Guarantor;
(m)    no material adverse change in the business, condition (financial or otherwise), operations, performance, or Properties of the Borrower or any Guarantor shall have occurred since September 30, 2015;
(n)    the Administrative Agent shall have received copies of all Material Contracts (or the Borrower’s standard form of such contacts), which shall be in form and substance satisfactory to the Administrative Agent;
(o)    the Administrative Agent shall have received copies of the Credit and Collection Policy, which shall be in form and substance satisfactory to the Administrative Agent;
(p)    to the extent such secured Indebtedness for Borrowed Money is not permitted hereunder, the Administrative Agent shall have received pay‑off and lien release letters from secured creditors of the Borrower setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrower, which pay‑off and lien release letters shall be in form and substance acceptable to the Administrative Agent;
(q)    the Administrative Agent shall have received the fees required by the fee letter referenced in Section 2.1(c) hereof; and
(r)    the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Section 8.	Covenants.
The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:
Section 8.1.    Maintenance of Business. Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof. Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.
Section 8.2.    Maintenance of Properties. Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except (i) to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person or (ii) where failure to do so could reasonably be expected to have a Material Adverse Effect.
Section 8.3.    Taxes and Assessments. Each of Holdings and the Borrower shall duly pay and discharge, and shall cause each Borrower Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.
Section 8.4.    Insurance. Each of Holdings and the Borrower shall insure and keep insured, and shall cause each Borrower Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each of Holdings and the Borrower shall insure, and shall cause each Borrower Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5.    Financial Reports. Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, and each of their duly authorized representatives such information respecting the business and financial condition of Holdings, the Borrower and each Borrower Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:
(a)    (i) at the time of each Credit Event hereunder or upon the release of any Collateral, (ii) each Monday to the that there are Loans or Letters of Credit outstanding as of close of business on the immediately preceding Friday, and (iii) upon the request by the Administrative Agent (on behalf of any Lender), a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail, together with a list of (A) counterparties indicating the amount of any outstanding transactions and the credit ratings of such credit party and (B) Eligible Accounts Receivable indicating the amount of such Eligible Accounts Receivable, the credit rating of the account debtor and the aging the Eligible Account Receivable, in each case prepared by the Borrower and certified to by a Financial Officer of the Borrower;
(b)    as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and the Borrower Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income of the Borrower and the Borrower Subsidiaries for the fiscal quarter and for the fiscal year‑to‑date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year‑end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;
(c)    as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of each fiscal year of Holdings, a copy of the consolidated balance sheet of Holdings and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of Holdings and its Subsidiaries for the fiscal quarter and for the fiscal year‑to‑date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Holdings in accordance with GAAP (subject to the absence of footnote disclosures and year‑end audit adjustments) and certified to by its chief financial officer or another officer of Holdings acceptable to the Administrative Agent;
(d)    as soon as available, and in any event no later than 90 days after the last day of each fiscal year of Holdings, a copy of the consolidated balance sheet of Holdings and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by Holdings and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Holdings and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;
(e)    promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Holdings, the Borrower’s or any Borrower Subsidiary’s operations and financial affairs given to it by its independent public accountants;
(f)    if requested by the Administrative Agent or any Lender, promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Holdings, the Borrower or any Borrower Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10‑K, Form 10‑Q and Form 8‑K reports) filed by Holdings, the Borrower or any Borrower Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;
(g)    promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Holdings, the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Holdings, the Borrower or any Borrower Subsidiary, or its business;
(h)    at the end of each Business Day during which any Obligations are outstanding hereunder, the Borrower shall, and shall cause its Affiliates, to deliver to the Administrative Agent daily mark-to-market reports of the Hedging Value of all Hedging Agreements in the Eligible Hedge Accounts;
(i)    notice of any Change of Control;
(j)    promptly after knowledge thereof shall have come to the attention of any responsible officer of Holdings, or the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against Holdings, the Borrower or any Borrower Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (ii) the occurrence of any Default or Event of Default hereunder; or (iii) the occurrence of any event or the existence of any condition that could reasonably be expected to have a Material Adverse Effect;
(k)    promptly after any change or other modification of the Borrower’s internal risk rating on any Seller, the Borrower shall deliver to the Administrative Agent notice of any such change or modification of the change in such Seller’s internal risk rating; and
(l)    ~~with each of the financial statements delivered pursuant to subsection (b) above~~as soon as available, and in any event not later than 30 days after the end of each month, a written certificate in the form attached hereto as Exhibit D signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Holdings, the Borrower or any Borrower Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 hereof.

Section 8.6.    Inspection. Each of Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, permit the Administrative Agent, each Lender and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent, and such Lenders the finances and affairs of Holdings, the Borrower and the Borrower Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower.
Section 8.7.    Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:
(a)    the Obligations and Funds Transfer and Deposit Account Liability of the Borrower and the Borrower Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);
(b)    purchase money indebtedness and Capitalized Lease Obligations of the Borrower and the Borrower Subsidiaries in an amount not to exceed $100,000 in the aggregate at any one time outstanding;
(c)    obligations of the Borrower or any Borrower Subsidiary arising out of Hedging Agreements in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes; provided, that the Borrower’s obligation to repurchase commodities previously sold to the Subsidiaries of Holdings pursuant to any hedging activities permitted hereby shall not exceed $10,000,000 in the aggregate at any one time;
(d)    endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
(e)    intercompany advances from time to time (i) owing by any Borrower Subsidiary to the Borrower or another Borrower Subsidiary or by the Borrower to a Borrower Subsidiary (ii) from the Borrower to Holdings or owing by the Borrower to Holdings, in each under this clause (e) in the ordinary course of business to finance working capital needs;
(f)    unsecured ~~indebtedness~~Subordinated Debt owing by the Borrower or any Borrower Subsidiary to Holdings ~~so long as such indebtedness is subordinated in right of payment to the prior payment of the Obligations and Funds Transfer and Deposit Account Liability~~;
(g)    the guaranty by the Borrower and the Borrower Subsidiaries of the obligations of Holdings and its Subsidiaries under the INTL BOA Facility in an aggregate principal amount not to exceed $255,000,000 at any one time (and renewals, refinancings and extensions thereof);

(h)    indebtedness arising under that certain Master Commodity Transaction Agreement dated December 20, 2011 by and among the Borrower, INTL Commodities, Inc,, and VMF Special Purpose Vehicle SPC on behalf of M1 Segregated Portfolio, and any other indebtedness arising under repurchase agreements approved by the Administrative Agent in its sole discretion;
(i)    unsecured indebtedness of the Borrower and the Borrower Subsidiaries not otherwise permitted by this Section in an amount not to exceed $100,000 in the aggregate at any one time outstanding; and
(j)    obligations or indebtedness of the Borrower or the Borrower Subsidiaries arising out of the Merchants Plus Program.
Section 8.8.    Liens. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:
(a)    Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Borrower Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
(b)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
(c)    judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and the Borrower Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $100,000 at any one time outstanding;
(d)    Liens on the interest of lessors under Capital Leases or operating leases;
(e)    Liens on equipment of the Borrower or any Borrower Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Borrower Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;
(f)    Liens on Hedging Accounts in favor of an intermediary to secure payment of customary fees and commissions and for payment or delivery of Hedging Agreements purchased or sold from such Hedging Accounts;

(g)    Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents;
(h)    Liens securing the guaranty permitted by Section 8.7(g) hereof; provided, such Liens are limited to the Borrower’s equity interests in the Borrower Subsidiaries;
(i)    Liens securing indebtedness permitted by Section 8.7(h) hereof; provided, that such Liens do not cover the Collateral including any proceeds thereof;
(j)    Liens securing indebtedness permitted by Section 8.7(j) hereof; provided that such Liens do not cover the Collateral including any proceeds thereof; and
(~~j)    Liens securing indebtedness permitted by Section 8.7(j) hereof; provided that such Liens do not cover the Collateral including any proceeds thereof.~~k)    Liens in favor of the purchaser of Factored Receivables so long as such Lien attaches only to the Factored Receivable and no other property of the Borrower.
Section 8.9.    Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:
(a)    investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;
(b)    investments in commercial paper rated at least P‑1 by Moody’s and at least A‑1 by S&P maturing within one year of the date of issuance thereof;
(c)    investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;
(d)    investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
(e)    investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;
(f)    the Borrower’s investments in the Domestic Borrower Subsidiaries;
(g)    the Borrower’s loans and advances to Sellers pursuant to Repurchase Agreements;

(h)    the Borrower’s or any Borrower Subsidiary’s loans and advances to Holdings so long as (i) no Default or Event of Default has occurred and is continuing or would result from such loan or advance, and (ii) the Borrower is in compliance with Section 8.22 hereof after giving effect to any such loan or advance;
(i)    intercompany loans and advances from Holdings to the Borrower or to a Borrower Subsidiary in the ordinary course of business to finance working capital needs;
(j)    investments in and loans to a joint venture, partnership or other such Person in connection with Borrower’s business activities so long as (i) no Default or Event of Default has occurred and is continuing immediately before and after giving effect to such investment or loan, (ii) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 8.22 hereof, and (iii) the aggregate amount of such investments in and loans to such joint venture, partnership or other Person shall not exceed $2,500,000 in the aggregate at any one time;
(k)    investments in and loans to the Borrower’s customers in connection with the purchase of such customer’s accounts receivable so long as (i) no Default or Event of Default has occurred and is continuing immediately before and after giving effect to such investment or loan, (ii) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 8.22 hereof, (iii) the aggregate amount of such investments in and loans to any such customer and its Affiliates shall not exceed $300,000 in the aggregate at any one time, and (iv) the aggregate amount of such investments in and loans to all such customers shall not exceed $5,000,000 in the aggregate at any one time; and
(l)    secured loans to the Borrower’s customers to prevent or limit customer losses so long as (i) no Default or Event of Default has occurred and is continuing immediately before and after giving effect to such loan, (ii) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 8.22 hereof, and (iii) the aggregate amount of such loans shall not exceed $2,000,000 in the aggregate at any one time.
In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.
Section 8.10.    Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:
(a)    the sale of inventory in the ordinary course of business;
(b)    the sale, transfer, lease or other disposition of Property of the Borrower and the Borrower Subsidiaries to one another in the ordinary course of its business;
(c)    the merger of any Borrower Subsidiary with and into the Borrower or any other Borrower Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger;

(d)    the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);
(e)    the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or the Borrower Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; ~~and~~
(f)    the sale of Factored Receivables so long as such sale is non‑recourse to the Borrower and is otherwise sold pursuant to a factoring arrangement acceptable to the Administrative Agent; and
(g)    the sale, transfer, lease or other disposition of Property of the Borrower or any Borrower Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and the Borrower Subsidiaries not more than $100,000 during any fiscal year of the Borrower.
Section 8.11.    Maintenance of Borrower Subsidiaries. Holdings or the Borrower shall not assign, sell or transfer, nor shall they permit any Borrower Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of the Borrower or a Borrower Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of the Borrower or a Borrower Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Borrower Subsidiary, and (b) any transaction permitted by Section 8.8(h) or Section 8.10(c) above.
Section 8.12.    Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same, or (c) directly or indirectly pay Management Fees (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent (a) the making of dividends or distributions by any Borrower Subsidiary to the Borrower and (b) the Borrower may make dividends and distributions during any fiscal year so long as (i) no Default or Event of Default has occurred and is continuing or would result from such dividend or other distribution, and (ii) the Borrower is in compliance with Section 8.22 hereof after giving effect to any such dividend or other distribution.
Section 8.13.    ERISA. Each of Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Each of Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Holdings, the Borrower or any Borrower Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Holdings, the Borrower or any Borrower Subsidiary with respect to any post‑retirement Welfare Plan benefit.
Section 8.14.    Compliance with Laws. Each of Holdings and the Borrower shall, and shall cause each Borrower Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders (including but not limited to all Environmental Laws) applicable to or pertaining to its Property or business operations, where any such non‑compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.
Section 8.15.    Burdensome Contracts with Affiliates. The Borrower shall not, nor shall it permit any Borrower Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly‑owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Borrower Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
Section 8.16.    No Changes in Fiscal Year. The fiscal year of Holdings, the Borrower and the Borrower Subsidiaries ends on September 30 of each year; and neither Holdings nor the Borrower shall, nor shall they permit any Borrower Subsidiary to, change its fiscal year from its present basis.
Section 8.17.    Formation of Borrower Subsidiaries. Promptly upon the formation or acquisition of any Domestic Borrower Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Borrower Subsidiary). The Borrower shall not, nor shall it permit any Borrower Subsidiary to, form or acquire any Foreign Borrower Subsidiary.
Section 8.18.    Change in the Nature of Business. Neither Holdings nor the Borrower shall, nor shall they permit any Borrower Subsidiary to, engage in any business or activity if as a result the general nature of the business of Holdings, the Borrower or any Borrower Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.
Section 8.19.    Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof. The Borrower will not request any Borrowing, and the Borrower shall not directly or, to the Borrower’s knowledge indirectly, use the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 8.20.    No Restrictions. Except as disclosed to the Lenders or as otherwise provided herein, neither Holdings nor the Borrower shall, nor shall they permit any Borrower Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Holdings, the Borrower or any Borrower Subsidiary to: (a) pay dividends or make any other distribution on the Borrower’s or any Borrower Subsidiary’s capital stock or other equity interests owned (directly or indirectly) by Holdings, the Borrower or any other Borrower Subsidiary, (b) pay any indebtedness owed to Holdings, the Borrower or any other Borrower Subsidiary, (c) make loans or advances to Holdings, the Borrower or any other Borrower Subsidiary, (d) transfer any of its Property to Holdings, the Borrower or any other Borrower Subsidiary, or (e) guarantee the Obligations and Funds Transfer and Deposit Account Liability and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.
Section 8.21.    Performance of Duties; Amendment of Material Contracts.. (a) Each of Holdings and

the Borrower shall, and shall cause each Borrower Subsidiary to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Material Contract, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from taking any action (including waiving any default or event of default under a Material Contract) that may materially impair the rights of the Administrative Agent or the Lenders in any Material Contract or any Collateral.
(b)    Neither Holdings nor the Borrower shall, nor shall they permit any Borrower Subsidiary to, make any change to the Credit and Collection Policy or their method for computing internal risk ratings for the Sellers if such change would have a material adverse effect on any Material Contract.
(c)    The Borrower shall not amend the form of the agreements relating to the Merchants Plus Program from the forms delivered pursuant to Section 7.1(e) hereof without the prior consent of the Revolving B Lenders (which consent shall not be unreasonably withheld).
Section 8.22.    Tangible Net Worth . ~~(a)~~ The Borrower shall at all times maintain a Tangible Net Worth of not less than the greater of (i) $8,000,000 and (ii) ~~5.0% of the aggregate principal amount of all Loans outstanding.    (b)    At no time shall the Receivables and obligations under any Forward Contract owing from a Certified Merchant to the Borrower exceed 10% of such Certified Merchant’s Tangible Net Worth.~~8.75% of Total Adjusted Liabilities at such time.
Section 8.23.    Compliance with Sanctions . (a) Holdings and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, the Borrower Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(b)    If any of Holdings or the Borrower obtains actual knowledge or receives any written notice that any of Holdings or the Borrower, any Affiliate of the Borrower or any Borrower Subsidiary is a Sanctioned Person (“OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included as a Sanctioned Person is located within the jurisdiction of the United States of America), and Holdings and the Borrower hereby authorize and consent to the Administrative Agent and the Lenders taking any and all steps the Administrative Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the Sanctions (including the freezing and/or blocking of assets and reporting such action to OFAC).
Section 8.24.    Deposit Accounts. The Borrower shall, and shall cause each Borrower Subsidiary to, maintain all deposit accounts with the Administrative Agent or with other financial institutions selected by the Borrower and reasonably acceptable to the Administrative Agent (which financial institutions have entered into account control agreements with the Administrative Agent relating to such accounts on terms reasonably acceptable to the Administrative Agent).
Section 8.25.    Material Contracts. Promptly upon entering into any Material Contract, the Borrower shall deliver a copy thereof to the Administrative Agent.
Section 8.26.    Most Favored Lenders. In the event that the Borrower or any of the Borrower Subsidiaries shall, directly or indirectly, be a party to or enter into or otherwise consent to any agreement or instrument (or any amendment, supplement or modification thereto) under which, directly or indirectly, any Person or Persons undertakes to make or provide credit or loans to the Borrower or any of the Borrower

Subsidiaries (including, without limitation, any instrument, document or indenture relating to any Indebtedness and any Material Contract), which agreement (or amendment thereto) provides such Person with more restrictive covenants or borrowing base provisions than are provided to the Administrative Agent and/or the Lenders in this Agreement, the Borrower shall provide the Administrative Agent and the Lenders with a copy of each such agreement (or amendment thereto) and such more restrictive covenants or borrowing base provisions shall automatically be deemed to be incorporated into this Agreement, and the Administrative Agent and the Lenders shall have the benefits of such more restrictive covenants or borrowing base provisions as if specifically set forth herein and applied for the benefit of the holders of the Obligations and the interest of the Administrative Agent and/or the Lenders in the Collateral (and no amendment, modification, or waiver of any such more restrictive covenants or borrowing base provisions incorporated herein by reference shall be effective against the Administrative Agent or the Lenders unless consented to by the Required Lenders). Upon the written request of the Administrative Agent or the Required Lenders, the Borrower shall promptly enter into an amendment to this Agreement to include such more restrictive covenants or borrowing base provisions (provided that the Administrative Agent and the Lenders shall maintain the benefit of such more restrictive covenants or borrowing base provisions even if the Administrative Agent or Required Lenders fail to make such request or the Borrower fails to provide such amendment).

Section 9.	Events of Default and Remedies.
Section 9.1.    Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
(a)    default in the payment when due of all or any part of the principal of or interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of three (3) days in the payment when due any interest, fee or other Obligation payable hereunder or under any other Loan Document;
(b)    default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.15, 8.16, 8.18, 8.19, 8.20, 8.21, 8.22, 8.23 or 8.24 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;
(c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Holdings or the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;
(d)    any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;
(e)    any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;
(f)    (i) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Borrower Subsidiary aggregating in excess of $500,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);
(ii)    default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by Holdings aggregating in excess of $10,000,000 (including any default under the INTL BOA Facility), or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);
(g)    any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Holdings, the Borrower or any Borrower Subsidiary, or against any of its Property, in an aggregate amount in excess of $500,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
(h)    Holdings, the Borrower or any Borrower Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Holdings, the Borrower or any Borrower Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Holdings, the Borrower or any Borrower Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
(i)    any Change of Control shall occur;
(j)    Holdings, the Borrower or any Borrower Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or
(k)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any of Holdings, the Borrower or any Borrower Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against Holdings, the Borrower or any Borrower Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.
Section 9.2.    Non‑Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately deliver to the Administrative Agent Cash Collateral in the Minimum Collateral Amount of the aggregate amount of each Letter of Credit then outstanding, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
Section 9.3.    Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind and the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately deliver to the Administrative Agent Cash Collateral in the Minimum Collateral Amount of the aggregate amount of each Letter of Credit then outstanding, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.
Section 9.4    Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.13, Section 9.2 or Section 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.
(b)    All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations and Funds Transfer and Deposit Account Liability. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders. If the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.13 hereof, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists. If the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations and Funds Transfer and Deposit Account Liability remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.
(c)    At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 1.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(i)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the L/C Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 9.4 or Section 1.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 9.4(c) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the

Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 1.12 the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
Section 9.5    Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 10.	Change in Circumstances.
Section 10.1.    Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.
Section 10.2.    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:
(a)    the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or
(b)    the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.
Section 10.3.    Increased Cost and Reduced Return. (a) Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or any L/C Issuer;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 10.4.    Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its Administrative Questionnaire (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. If any Lender requests compensation under Section 10.3, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 10.3 or 13.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 10.5.    Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 11.	The Administrative Agent.
Section 11.1.    Appointment and Authorization of Administrative Agent. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of Montreal to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third‑party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 11.2.    Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).
Section 11.3.    Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders and the L/C Issuer written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and the L/C Issuer. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.
Section 11.4.    Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 11.5.    Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of Holdings, the Borrower or any Borrower Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys‑in‑fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys‑in‑fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of Holdings, the Borrower and the Borrower Subsidiaries, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.
Section 11.6.    Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as determined by a court of competent jurisdiction by final and nonappealable judgment. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent or any L/C Issuer hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a L/C Issuer to be remitted by the Administrative Agent to of for the account of such L/C Issuer), but shall not be entitled to offset against amounts owed to the Administrative Agent or any L/C Issuer by any Lender arising outside of this Agreement and the other Loan Documents.
Section 11.7.    Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear.
Section 11.8.    Hedging Liability; Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.10, as the case may be, any Affiliate of such Lender with whom the Borrower or any Guarantor has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the

Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranty Agreements as more fully set forth in Section 3.1. In connection with any such distribution of payments and collections, or any request for the release of the Guaranty Agreements and the Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranty Agreements and Liens.
Section 11.9.    Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.
Section 11.10.    Authorization to Release or Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(b) and 8.8(d) hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations and, if then due, Funds Transfer and Deposit Account Liability and Hedging Liability.
Section 11.11.    Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer, and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. The Lenders and L/C Issuer(s) hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent (or any security trustee therefore) under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 of the United States Bankruptcy Code, or at any sale or foreclosure conducted by the Administrative Agent or any security trustee therefore (whether by judicial action or otherwise) in accordance with applicable law. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) or L/C Issuer, other than the Administrative Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) or L/C Issuer shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates. Each Lender and L/C Issuer is hereby appointed agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code or other applicable law can be perfected only by possession. Should any Lender or L/C Issuer (other than the Administrative Agent) obtain possession of any Collateral, such Lender or L/C Issuer shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.
Section 11.12.    Authorization of Administrative Agent to File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law described in subsection (j) or (k) of Section 9.1 or any other judicial proceeding relative to the Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer(s) and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer(s) and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer(s) and the Administrative Agent under including, but not limited to, Sections 1.9, 2.1, 10.3, and 13.15 hereof) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer(s), to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.1 and 13.15 hereof. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.
Section     11.13.    L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative

Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 12.	The Guarantees.
Section 12.1.    The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, Holdings and each Borrower Subsidiary party hereto (including any Borrower Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit E or such other form acceptable to the Administrative Agent) and the Borrower (as to the Secured Obligations of a Guarantor) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Secured Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however, that, with respect to any Guarantor, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any Secured Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.
Section 12.2.    Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
(a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
(b)    any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;
(c)    any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or any Guarantor or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any the Borrower or any Guarantor or other obligor or of any other guarantor contained in any Loan Document;
(d)    the existence of any claim, set‑off, or other rights which the Borrower, any Guarantor or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e)    any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any Guarantor or other obligor, any other guarantor, or any other Person or Property;
(f)    any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower, any Guarantor or other obligor, regardless of what obligations of the Borrower, any Guarantor or other obligor remain unpaid;
(g)    any invalidity or unenforceability relating to or against the Borrower, any Guarantor or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, any Guarantor or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or
(h)    any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.
Section 12.3.    Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by the Borrower, any Guarantor or other obligor or any guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower, such Guarantor or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
Section 12.4.    Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Secured Obligations shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Secured Obligations and all other amounts payable by the Borrower and the Guarantors hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
Section 12.5.    Subordination. Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or another Guarantor owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Secured Obligations. During the existence of any Event of Default, subject to

Section 12.4, any such indebtedness, obligation, or liability of the Borrower or another Guarantor owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Secured Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 12.
Section 12.6.    Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against the Borrower or any Guarantor or other obligor, another guarantor, or any other Person.
Section 12.7.    Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.
Section 12.8.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower, any Guarantor or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or Guarantor or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.
Section 12.9.    Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the Guarantors has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.
Section 12.10.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each the Borrower and other Guarantors to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 12.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 13.	Miscellaneous.
Section 13.1.    Withholding Taxes.
(a)    Certain Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower and the Guarantors. The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower and the Guarantors. The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower or any Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.12(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W‑8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, a U.S. Tax Compliance Certificate in the form acceptable to the Administrative Agent, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such

Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in the form acceptable to the Administrative Agent on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 13.2.    No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
Section 13.3.    Non‑Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
Section 13.4.    Intentionally Omitted.
Section 13.5.    Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
Section 13.6.    Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.9, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
Section 13.7.    Sharing of Set‑Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set‑off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.
Section 13.8.    Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, any Guarantor, the Administrative Agent or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to the Borrower or any Guarantor (other than Holdings):
FCStone Merchant Services, LLC
1251 NW Briarcliff Parkway, Suite 800
Kansas City, MO 64116
Attention:Brent Grecian
Telephone:816-410-7123
Telecopy:816-741-2904
to the Administrative Agent and L/C Issuer: Bank of Montreal 115 South LaSalle Street Chicago, Illinois 60603 Attention:Futures and Securities Division Telephone:(312) 461-6751 Telecopy:(312) 765‑8353
to Holdings:
INTL FCStone Inc.
708 Third Avenue, Suite 1500
New York, NY 10017
Attention: Bruce Fields
Telephone: (212) 485-3518
Fax: (212) 485-3505

~~with a copy to:~~

~~1251 NW Briarcliff Parkway, Suite 800~~
~~Kansas City, MO 64116~~
~~Attention: Bill Dunaway~~
~~Telephone: (816) 410-7129~~
~~Fax: (816) 410-7450~~

with a copy to: 1251 NW Briarcliff Parkway, Suite 800 Kansas City, MO 64116 Attention: Bill Dunaway Telephone: (816) 410-7129 Fax: (816) 410-7450
Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section

1 hereof shall be effective only upon receipt.
Section 13.9.    Counterparts; Integration; Effectiveness. (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2 hereof, each Lender and L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender and L/C Issuer unless the Administrative Agent shall have received notice from such Lender and L/C Issuer prior to the Closing Date specifying its objection thereto.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois State Electronic Commerce Security Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 13.10.    Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.
Section 13.11.    Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons (other than a natural Person, the Borrower or any Guarantor or any Affiliate or Subsidiary of the Borrower or any Guarantor); provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.9 and Section 10.3 hereof. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Section 13.12.    Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:
(a)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(b)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(c)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding)
(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Holdings, Borrower or Borrower Subsidiary. No such assignment shall be made to Holdings, the Borrower or any of their Affiliates or Borrower Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.
(b)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(c)    Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.13.    Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the L/C Issuer, are affected thereby, the Administrative Agent, the L/C Issuer; provided that:
(i)    no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan hereunder;
(ii)    no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 13.13, change Section 13.7 in a manner that would affect the ratable sharing of setoffs required thereby, change the application of payments contained in Section 3.1, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and
(iii)    no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender affected thereby, extend the Termination Date, or extend the stated expiration date of any Letter of Credit beyond the Termination Date;
(iv)    no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby; or
(v)    increase the advance rates set forth in the definition of “Borrowing Base”, amend any definition used in the definition of “Borrowing Base” if the effect of such amendment would be to increase the amount of available credit or add a new category of eligible assets to the Borrowing Base without the written consent of all the Lenders.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Section 13.14.    Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 13.15.    Costs and Expenses; Indemnification. The Borrower agrees to pay all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with collateral filing fees and lien searches. The Borrower agrees to pay to the Administrative Agent, the L/C Issuer and each Lender, and any other holder of any Obligations outstanding hereunder, all out‑of‑pocket costs and expenses reasonably incurred or paid by the Administrative Agent, the L/C Issuer, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification as determined by a court of competent jurisdiction by final and nonappealable judgment. The Borrower, upon demand by the Administrative Agent, the L/C Issuer or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer or such Lender for any legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified as determined by a court of competent jurisdiction by final and nonappealable judgment. To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
Section 13.16.    Set‑off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set‑off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, the L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
Section 13.17.    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 13.18.    Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.
Section 13.19.    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
Section 13.20.    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.
Section 13.21.    Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Borrower Subsidiaries shall only apply during such times as the Borrower has one or more Borrower Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 13.22.    Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.
Section 13.23.    Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower, the Guarantors, the Administrative Agent and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.
Section 13.24.    USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Act.
Section 13.25.     Confidentiality. Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Borrower Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non‑confidential basis from a source other than Holdings, the Borrower or any Borrower Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from Holdings, the Borrower or any of the Borrower Subsidiaries or from any other Person on behalf of Holdings, the Borrower or any Borrower Subsidiary relating to Holdings, the Borrower or any Borrower Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non‑confidential basis prior to disclosure by Holdings, the Borrower or any Borrower Subsidiary or from any other Person on behalf of Holdings, the Borrower or any Borrower Subsidiary.
Section 13.26.    Amendment and Restatement. This Agreement amends and restates the Original Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Original Credit Agreement or the indebtedness, obligations and liabilities of the Borrower and the Guarantors evidenced or provided for thereunder. Without limiting the generality of the foregoing, the Borrower and each Guarantor agrees that notwithstanding the execution and delivery of this Agreement and the Collateral, the Liens previously granted to the Administrative Agent pursuant to the Collateral Documents shall be and remain in full force and effect and that any rights and remedies of the Administrative Agent thereunder and obligations of the Credit Parties thereunder shall be and remain in full force and effect, shall not be affected, impaired or discharged thereby and shall secure all of the Credit Parties’ indebtedness, obligations and liabilities to the Administrative Agent and the Lenders under the Original Credit Agreement as amended and restated hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect hereto.
Section 13.27.    Equalization of Loans. Upon the satisfaction of the conditions precedent set forth in Section 7.2 hereof, all loans outstanding under the Original Credit Agreement shall remain outstanding as the initial Borrowing of Loans under this Agreement and, in connection therewith, the Borrower shall be deemed to have prepaid all outstanding Eurodollar Loans on the Closing Date. On the Closing Date, the Lenders each agree to make such purchases and sales of interests in the outstanding Loans between themselves so that each Lender is then holding its relevant Percentage of outstanding Loans. Such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith.
[Signature Pages to Follow]

This Amended and Restated Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.
“Borrower”
FCStone Merchant Services, LLC
By
Name
Title
By
Name
Title
“Guarantor”
INTL FCStone Inc.
By
Name
Title
By
Name
Title

“Administrative Agent and Lenders ”
Bank of Montreal, Chicago Branch, as Administrative Agent, L/C Issuer, and a Lender
By
Name
Title

CoBank, ACB, as a Lender
By
Name
Title
The Huntington National Bank, as a Lender
By
Name
Title